Exhibit 99.1
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA OF SIGNIFICANT EQUITY METHOD INVESTEE
CAESARS GROWTH PARTNERS, LLC
Caesars Growth Partners, LLC and its subsidiaries have proprietary rights to a number of trademarks used in this Exhibit to our Annual Report on Form 10-K that are important to our business, including, without limitation, World Series of Poker ("WSOP"), Slotomania and Bingo Blitz. In addition, Caesars Entertainment Corporation, our joint venture partner in Caesars Growth Partners, LLC, has proprietary rights to, among others, Caesars, Caesars Entertainment and Total Rewards. We have omitted the registered trademark (®) and trademark (™) symbols for such trademarks named in this exhibit to our Annual Report on Form 10-K.

EXPLANATORY NOTE
Unconsolidated Significant Subsidiary
Upon the completion of the Transactions (see Note 1 — Description of Business and Summary of Significant Accounting Policies of the Combined and Consolidated Financial Statements for Caesars Growth Partners, LLC ("CGP LLC")) Caesars Acquisition Company’s (the "Company," "CAC," "we," "our" and "us") primary asset is its interest in CGP LLC, which is accounted for using the equity method. As our investment in CGP LLC is considered to be significant for the period subsequent to the Transactions, CGP LLC's financial statements are included as an exhibit to this Annual Report on Form 10-K in accordance with SEC Rule 3-09 of Regulation S-X.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Members of Caesars Growth Partners, LLC
We have audited the accompanying combined and consolidated balance sheets of Caesars Growth Partners, LLC (“CGP LLC”) as of December 31, 2014 and 2013, and the related combined and consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for the year ended December 31, 2014 and the period from October 22, 2013 through December 31, 2013. These combined and consolidated financial statements are the responsibility of CGP LLC’s management. Our responsibility is to express an opinion on the combined and consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. CGP LLC is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of CGP LLC’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such combined and consolidated financial statements present fairly, in all material respects, the financial position of CGP LLC as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the year ended December 31, 2014 and the period from October 22, 2013 through December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 12 to the combined and consolidated financial statements, CGP LLC is a defendant in litigation and other Noteholder Disputes relating to certain transactions with related parties.
As discussed in Note 1 to the combined and consolidated financial statements, CGP LLC completed acquisitions in May 2014 that were accounted for as transactions among entities under common control. The financial statements of CGP LLC have been recast to include the financial results for these acquisitions as if those businesses were combined into CGP LLC reporting entities for all periods presented.

/s/ Deloitte & Touche LLP
Las Vegas, Nevada
March 16, 2015

CAESARS GROWTH PARTNERS, LLC
COMBINED AND CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,
	2014	2013
Assets
Current assets
Cash and cash equivalents	$944.1	$1,032.0
Short-term investments	—	15.0
Restricted cash	14.8	43.0
Receivables, net of allowance for doubtful accounts of $8.4 and $8.4, respectively	96.5	70.9
Interest receivable from related party	—	8.9
Deferred tax assets	4.9	9.6
Prepayments and other current assets	29.7	27.2
Total current assets	1,090.0	1,206.6
Investment in notes from related party	—	931.6
Investment in CES	22.6	—
Land, property and equipment, net	2,568.2	2,115.7
Goodwill	299.7	449.2
Intangible assets other than goodwill, net	299.4	288.7
Restricted cash	25.2	316.8
Deferred tax assets	9.9	—
Prepaid management fees to related party	219.1	89.6
Deferred charges and other	60.2	48.6
Total assets	$4,594.3	$5,446.8

Liabilities and Equity
Current liabilities
Accounts payable	$78.5	$89.7
Payables to related party	85.9	49.4
Accrued expenses	237.9	183.1
Accrued interest payable	36.9	5.6
Foreign tax payable	4.9	1.8
Deferred tax liabilities	1.6	—
Current portion of long-term debt	19.6	4.0
Total current liabilities	465.3	333.6
Long-term debt	2,306.2	879.6
Long-term debt to related party	39.8	179.0
Convertible notes issued to related party	—	47.7
Deferred tax liabilities	7.9	165.0
Contingently issuable non-voting membership units	345.2	306.5
Deferred credits and other	124.5	70.4
Total liabilities	3,288.9	1,981.8

Commitments and contingencies (Note 12)
Redeemable non-controlling interests	1.6	3.9
Equity
Additional paid-in capital	1,078.0	2,780.6
Retained earnings	191.9	402.1
Accumulated other comprehensive income	—	233.6
Total equity attributable to Caesars Growth Partners, LLC	1,269.9	3,416.3
Non-controlling interests	33.9	44.8
Total equity	1,303.8	3,461.1
Total liabilities and equity	$4,594.3	$5,446.8
See accompanying Notes to Combined and Consolidated Financial Statements.

CAESARS GROWTH PARTNERS, LLC
COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions)

	Year Ended December 31, 2014	October 22, 2013 Through December 31, 2013
Revenues
Interactive Entertainment
Social and mobile games	$549.1	$70.4
WSOP and online real money gaming	37.7	3.6
	586.8	74.0
Casino Properties and Developments
Casino	799.9	132.8
Food and beverage	245.5	37.7
Rooms	258.4	45.0
Other	156.6	21.3
Less: casino promotional allowances	(179.6)	(33.6)
	1,280.8	203.2
Net revenues	1,867.6	277.2

Operating expenses
Interactive Entertainment - Direct
Platform fees	166.1	22.3
Casino Properties and Developments - Direct
Casino	448.3	69.8
Food and beverage	118.0	15.9
Rooms	72.0	12.1
Property, general, administrative and other	719.2	124.1
Write-downs, reserve, and project opening costs, net of recoveries	53.1	3.9
Management fees to related parties	37.0	2.2
Depreciation and amortization	143.0	21.1
Impairment of goodwill	147.5	—
Change in fair value of contingently issuable non-voting membership units	38.7	138.7
Change in fair value of contingent consideration	32.7	2.9
Total operating expenses	1,975.6	413.0
Loss from operations	(108.0)	(135.8)
Interest expense, net of interest capitalized	(172.9)	(16.3)
Interest income	1.0	—
Interest income - related party	119.2	35.8
Impairment of investment in notes from related party	(63.5)	—
Gain on sale of investment in notes from related party	99.4	—
Loss on extinguishment of debt	(23.8)	(0.9)
Other expense, net	(0.1)	—
Loss from continuing operations before provision for income taxes	(148.7)	(117.2)
Provision for income taxes	(48.9)	(7.1)
Net loss from continuing operations	(197.6)	(124.3)
Discontinued operations
Loss from discontinued operations, including $1.4 million of gain on disposal during 2014	(15.7)	(0.4)
Benefit from income taxes related to discontinued operations	0.1	—
Net loss from discontinued operations	(15.6)	(0.4)
Net loss	(213.2)	(124.7)
Less: net loss attributable to non-controlling interests	33.0	4.6
Net loss attributable to Caesars Growth Partners, LLC	$(180.2)	$(120.1)
See accompanying Notes to Combined and Consolidated Financial Statements.

CAESARS GROWTH PARTNERS, LLC
COMBINED AND CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In millions)

	Year Ended December 31, 2014	October 22, 2013 Through December 31, 2013
Net loss	$(213.2)	$(124.7)
Other comprehensive (loss)/income, net of income taxes:
Unrealized (loss)/gain on investments in notes from related party	(197.7)	54.3
Reclassification adjustment for realized gain on investment in notes from related party	(99.4)	—
Reclassification adjustment for realized losses on investment in notes from related party	63.5	—
Total other comprehensive (loss)/income	(233.6)	54.3
Comprehensive loss	(446.8)	(70.4)
Less: net loss attributable to non-controlling interests	33.0	4.6
Comprehensive loss attributable to Caesars Growth Partners, LLC	$(413.8)	$(65.8)
See accompanying Notes to Combined and Consolidated Financial Statements.

CASESARS GROWTH PARTNERS, LLC
COMBINED AND CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(In millions)

	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Non-controlling Interests	Total Equity
Inception	$—	$—	$—	$—	$—
Issuance of voting units	1,173.1	—	—	—	1,173.1
Issuance of non-voting units and impact of purchased and contributed assets	(424.9)	909.6	179.3	49.0	713.0
Impact of the Transactions	748.2	909.6	179.3	49.0	1,886.1
Impact of Acquired Properties Transaction and Harrah's Transaction	2,034.7	(371.8)	—	—	1,662.9
Post-transactions balances	2,782.9	537.8	179.3	49.0	3,549.0
Net loss	—	(120.1)	—	(4.2)	(124.3)
Stock-based compensation	1.4	—	—	—	1.4
Unrealized gain on investments in notes from related party, net of tax	—	—	54.3	—	54.3
Transactions with parents and affiliates, net	(3.7)	(15.6)	—	—	(19.3)
Balance at December 31, 2013	2,780.6	402.1	233.6	44.8	3,461.1
Net loss	—	(180.2)	—	(30.7)	(210.9)
Impact of purchased assets	(1,499.7)	—	—	—	(1,499.7)
Issuance of CGP LLC voting units	4.8	—	—	—	4.8
Issuance of Caesars Interactive common stock	35.3	—	—	3.8	39.1
Purchase of Caesars Interactive common stock	(39.7)	—	—	(4.4)	(44.1)
Stock-based compensation	(2.0)	—	—	—	(2.0)
Sale of partial interest in Maryland Joint Venture	3.4	—	—	8.3	11.7
Unrealized loss on investments in notes from related party, net of tax	—	—	(197.7)	—	(197.7)
Reclassification adjustment for realized gain on investment in notes from related party	—	—	(99.4)	—	(99.4)
Reclassification adjustment for realized losses on investments in notes from related party	—	—	63.5	—	63.5
Distribution of investment in notes from related party	(376.9)	—	—	—	(376.9)
Conversion of CIE convertible promissory notes	35.6	—	—	12.1	47.7
Conversion of affiliate debt to equity	139.9	—	—	—	139.9
Transactions with parents and affiliates, net	(3.3)	(30.0)	—	—	(33.3)
Balance at December 31, 2014	$1,078.0	$191.9	$—	$33.9	$1,303.8
See accompanying Notes to Combined and Consolidated Financial Statements.

CAESARS GROWTH PARTNERS, LLC
COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31, 2014	October 22, 2013 Through December 31, 2013
Cash flows from operating activities
Net loss	$(213.2)	$(124.7)
Adjustments to reconcile net loss to cash flows provided by operating activities
Depreciation and amortization	143.0	21.1
Amortization of debt discount and deferred finance charges	16.9	4.8
Loss on extinguishment of debt	23.8	0.9
Change in fair value of contingently issuable non-voting membership units	38.7	138.7
Change in fair value of contingent consideration	32.7	2.9
Accretion of discount on investments in notes from related party	(80.2)	(23.2)
Impairment of notes from related party	63.5	—
Gain on sale of notes from related party	(99.4)	—
Impairment of goodwill and intangible assets	163.0	—
Stock-based compensation expense	88.0	17.8
Non-cash management fee payable to related parties	9.9	—
Debt issuance costs and fees write-off	26.1	—
Net transfers to parents and affiliates	(13.2)	(3.7)
Net change in deferred income taxes	0.5	(3.6)
Net change in long-term accounts	11.9	3.0
Net change in working capital accounts	34.1	5.8
Other	0.9	0.2
Cash flows provided by operating activities	247.0	40.0
Cash flows from investing activities
Land, buildings and equipment additions, net of change in construction payables	(568.3)	(42.6)
Purchase of short-term investments	—	(15.0)
Sales of short-term investments	15.0	—
Payments to acquire business, net of cash acquired	(22.5)	—
Payments to acquire businesses and assets related to the formation Transactions and Asset Purchase Transactions	(1,808.9)	(360.0)
Initial funding of CES	(22.6)	—
Increase in restricted cash	(2,086.2)	(9.0)
Decrease in restricted cash	2,406.0	39.8
Proceeds from sale of investment in notes from related party	448.1	—
Other	(1.6)	—
Cash flows used in investing activities	(1,641.0)	(386.8)
Cash flows from financing activities
Proceeds from issuance of long-term debt	2,599.1	—
Debt issuance costs and fees	(30.6)	(1.6)
Repayments under lending agreements	(1,205.6)	(0.4)
Issuance of voting units	—	1,173.1
Payments on long-term debt to related party	—	(13.0)
Proceeds from issuance of related party note	—	15.4
Proceeds from sale of CIE stock	5.9	—
Repurchase of CIE stock	(44.1)	—
Sale of partial interest in Maryland joint venture	11.7	—
Distributions to parents, net	(20.4)	(22.3)
Acquisition related contingent consideration payment	(9.9)	—
Cash flows provided by financing activities	1,306.1	1,151.2
Net (decrease)/increase in cash and cash equivalents	(87.9)	804.4
Cash and cash equivalents, beginning of period	1,032.0	227.6
Cash and cash equivalents, end of period	$944.1	$1,032.0
See accompanying Notes to Combined and Consolidated Financial Statements.

CAESARS GROWTH PARTNERS, LLC
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Business and Summary of Significant Accounting Policies
Organization and Transaction
Caesars Acquisition Company (the "Company," "CAC," "we," "our" and "us"), a Delaware corporation, was formed on February 25, 2013 to make an equity investment in Caesars Growth Partners, LLC ("CGP LLC"), a joint venture between CAC and subsidiaries of Caesars Entertainment Corporation ("CEC" or "Caesars Entertainment"), and following the transactions described below, directly owns 100% of the voting membership units of CGP LLC, a Delaware limited liability company. CGP LLC was formed on July 16, 2013 for the purpose of acquiring certain businesses and assets of Caesars Entertainment and to pursue high-growth operating assets.
On October 21, 2013, the joint venture was formed between subsidiaries of Caesars Entertainment and CAC through the execution of the series of transactions described below (which are collectively referred to as the "Transactions"):

(i)
The Class A common stock of CAC was made available via a subscription rights offering by Caesars Entertainment to its shareholders as of October 17, 2013 (the "Rights Offering"), whereby each subscription right entitled its holder to purchase from CAC one share of CAC's Class A common stock or the right to retain such subscription right;

(ii)
Affiliates of Apollo Global Management, LLC ("Apollo") and affiliates of TPG Global, LLC ("TPG" and, together with Apollo, the "Sponsors") exercised their basic subscription rights in full and purchased $457.8 million worth of CAC's Class A common stock at a price of $8.64 per whole share;

(iii)	CAC used the proceeds from the exercise of the basic subscription rights in clause (ii) above to purchase 100% of the voting units of CGP LLC;

(iv)
CGP LLC subsequently used $360.0 million of the proceeds received from CAC in clause (iii) above to purchase from Caesars Entertainment Operating Company, Inc. ("CEOC"), a majority-owned subsidiary of Caesars Entertainment (we refer to the following assets as the "Purchased Assets"):

a.	the equity interests of PHWLV, LLC ("PHWLV"), which holds the Planet Hollywood Resort & Casino in Las Vegas ("Planet Hollywood");

b.
the equity interests of Caesars Baltimore Investment Company, LLC (the "Maryland Joint Venture"), the entity that indirectly holds interests in the owner of the Horseshoe Baltimore Casino ("Horseshoe Baltimore") in Maryland, a licensed casino that opened in August 2014; and

c.	a 50% interest in the management fee revenues of PHW Manager, LLC (“PHW Manager”), which manages Planet Hollywood, and Caesars Baltimore Management Company LLC, which manages Horseshoe Baltimore.

(v)
Caesars Entertainment contributed all of the shares of Caesars Interactive Entertainment, Inc.'s ("Caesars Interactive" or "CIE") outstanding common stock held by a subsidiary of Caesars Entertainment and approximately $1.1 billion in aggregate principal amount of senior notes held by a subsidiary of Caesars Entertainment (the "CEOC Notes" and, together with the shares of CIE, the "Contributed Assets") to CGP LLC, in exchange for all of CGP LLC’s non-voting units.

Prior to the consummation of the Transactions, Planet Hollywood was owned by PHW Las Vegas, LLC ("PHW Las Vegas"). On October 21, 2013, in connection with and prior to the closing of the Transactions, PHW Las Vegas contributed and assigned to PHWLV, a wholly-owned subsidiary of PHW Las Vegas, and PHWLV accepted and assumed from PHW Las Vegas, all of the assets and liabilities of PHW Las Vegas, including Planet Hollywood.
The closing of the Rights Offering for subscription rights not previously exercised by the Sponsors, and for any over-subscription privileges including over-subscription privileges exercised by the Sponsors, occurred on November 18, 2013 and CAC distributed a total of 135,771,882 shares of Class A common stock to the holders of subscription rights who validly exercised their subscription rights and paid the subscription price in full. CAC received aggregate gross proceeds from the Rights Offering of approximately $1,173.1 million. Effective November 19, 2013, our common stock trades on the NASDAQ Global Select Market ("NASDAQ") under the symbol "CACQ."
Pursuant to the terms of the Transactions, CGP LLC is obligated to issue additional non-voting membership units to Caesars Entertainment to the extent that the earnings from a specified portion of CIE's social and mobile games business exceeds a pre-determined threshold amount in 2015. The number of units to be issued is capped at a value of $225.0 million divided by the value of the non-voting units at the date of the Transactions.
CGP LLC reimbursed Caesars Entertainment and CAC for approximately $24.8 million for fees and expenses incurred in connection with the Transactions.
CAC serves as CGP LLC’s managing member and sole holder of all of its outstanding voting units. CAC does not own any other material assets or have any operations other than through its interest in CGP LLC. Certain subsidiaries of Caesars Entertainment hold all of CGP LLC’s outstanding non-voting units.
Asset Purchase Transactions
JCC Holding Company II, LLC and its subsidiaries (collectively known as "Harrah's New Orleans"), 3535 LV Corporation (formerly known as "The Quad" and recently rebranded as "The LINQ Hotel & Casino"), indirect subsidiaries of Parball Corporation (collectively known as "Bally's Las Vegas") and Corner Investment Company, LLC and its subsidiaries, (collectively known as "The Cromwell") were direct wholly-owned subsidiaries of CEOC, which is a majority-owned subsidiary of CEC.
On May 5, 2014, Caesars Growth Properties Holdings, LLC ("CGPH," an indirect, wholly-owned subsidiary of CGP LLC), acquired through one or more subsidiaries (i) The Cromwell, The LINQ Hotel & Casino, and Bally’s Las Vegas, (ii) 50% of the ongoing management fees and any termination fees payable under the property management agreements entered between a Property Manager (as defined) and the owners of each of these properties, and (iii) certain intellectual property that is specific to each of these properties (collectively referred to as the "First Closing" or "Acquired Properties Transaction"). On May 5, 2014, CGP LLC contributed the equity interests of PHWLV, which holds Planet Hollywood and a 50% interest in the management fee revenues of PHW Manager, LLC to CGPH.
On May 20, 2014, CGPH through one or more subsidiaries acquired (i) Harrah’s New Orleans, (ii) 50% of the ongoing management fees and any termination fees payable under the Louisiana property management agreement entered between a Property Manager and the owners of Harrah's New Orleans and (iii) certain intellectual property that is specific to Harrah's New Orleans (the "Second Closing" or "Harrah's Transaction").
CGPH paid $2.0 billion, less outstanding debt assumed, for the Asset Purchase Transactions.
In connection with the Acquired Properties Transaction and the Harrah's Transaction, CGPH and Caesars Growth Properties Finance, Inc. (together, the "Issuers"), issued $675.0 million aggregate principal amount of 9.375% second-priority senior secured notes due 2022 (the "2022 Notes"). On May 8, 2014, CGPH closed on $1.175 billion of term loans (the "CGPH Term Loan") pursuant to a credit agreement.
The acquisitions of Harrah's New Orleans, The LINQ Hotel & Casino, Bally's Las Vegas and The Cromwell, and the contribution of Planet Hollywood to subsidiaries of CGPH are herein referred to as the "Acquired Properties." Harrah's New Orleans owns an entertainment facility located in downtown New Orleans, Louisiana, composed of a casino, a hotel, multiple restaurants, and retail outlets. Planet Hollywood, The LINQ Hotel & Casino, Bally's Las Vegas and The Cromwell each own casino and hotel entertainment facilities located on Las Vegas Boulevard, in Las Vegas, Nevada. The Cromwell’s gaming floor opened on April 21, 2014 and its 188 hotel rooms became available to guests starting on May 21, 2014. Each of the Acquired Properties has entered into property management agreements with affiliates of Caesars Entertainment.
The agreements to purchase these properties contain indemnification obligations by CEC and the Sellers (as defined in the Agreement) for, among others, amounts expended for new construction and renovation at The LINQ Hotel & Casino in excess of the $223.0 million budgeted for renovation expenses (up to a maximum amount equal to 15% of such budgeted amount and subject to certain exceptions) and certain liabilities arising under employee benefit plans.
Proposed Merger of CAC with CEC
On December 21, 2014, CAC and CEC entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, CAC will merge with and into CEC, with CEC as the surviving company (the “Merger”).
Pursuant to the terms of the merger agreement, and subject to the overall restructuring of CEOC, regulatory approval and other closing conditions, upon consummation of the Merger, each share of class A common stock, par value $0.001 per share, of CAC (“CAC Common Stock” or "Common Stock") issued and outstanding immediately prior to the effective time of the Merger will be converted into, and become exchangeable for, that number of shares of CEC common stock, par value $0.01 per share (“CEC Common Stock”), equal to 0.664 (the “Exchange Ratio”), provided that during the Adjustment Period (as described below), the Special Committee of CAC’s Board of Directors (the “CAC Special Committee”) and the Special Committee of CEC’s Board of Directors (the “CEC Special Committee”), each composed solely of independent directors, will determine if there should be an adjustment to the Exchange Ratio and the amount of any such adjustment, taking into consideration all relevant facts and circumstances affecting the intrinsic value of CAC and CEC. The Adjustment Period is the

14 day period beginning on the later of (i) the date that the Caesars Entertainment Operating Company, Inc. restructuring plan is confirmed and (ii) the date that both CAC and CEC confirm that their respective independent financial advisors have received all information as may be reasonably necessary or advisable in order to render a fairness opinion concerning the Exchange Ratio. If at the end of the Adjustment Period, the CAC Special Committee and the CEC Special Committee have not agreed to an adjustment to the Exchange Ratio, there will not be an adjustment to the Exchange Ratio. Within five business days following the end of the Adjustment Period, either CAC or CEC may terminate the Merger Agreement if (a) the CAC Special Committee and the CEC Special Committee cannot agree on an Exchange Ratio adjustment and a failure to terminate the Merger Agreement would be inconsistent with their respective directors’ fiduciary duties or (b) the CAC Special Committee or the CEC Special Committee, as applicable, has not received an opinion of its respective financial advisor that the Exchange Ratio (as adjusted, if applicable) is fair, from a financial point of view to CAC and its public stockholders or CEC, as applicable.
Under the Merger Agreement, CEC has agreed to use reasonable best efforts to (i) cause the implementation of the restructuring of certain of CEC’s subsidiaries as contemplated by that certain Restructuring Support and Forbearance Agreement, dated as of December 19, 2014, among CEOC, CEC, LeverageSource III (H Holdings), L.P., LeverageSource V, L.P. and each of the holders of first lien bond claims party thereto (the “Restructuring Support Agreement”) and (ii) consult with CAC regarding certain additional actions in connection with the bankruptcy filing contemplated by the Restructuring Support Agreement if CEC determines, in its reasonable discretion, that such additional actions could reasonably be expected to be materially adverse to CAC.
Basis of Presentation
The financial information for the periods presented reflect the financial statements of CGP LLC on a consolidated basis, giving regard to all impacts of the October 21, 2013 Transactions. Because the May 2014 acquisitions were accounted for as transactions among entities under common control, the financial information herein includes the financial results for the properties as if those businesses were combined into CGP LLC for periods up through the May 2014 acquisition dates with financial information derived from the historical accounting records and Combined and Consolidated Financial Statements of Caesars Entertainment. Financial information presented subsequent to the May 2014 acquisitions are presented on a consolidated basis. The Combined and Consolidated Financial Statements include all revenues, costs, assets and liabilities directly attributable to CGP LLC. The accompanying Combined and Consolidated Financial Statements also include allocations of certain Caesars Entertainment general corporate expenses. These allocations of general corporate expenses may not reflect the expense CGP LLC would have incurred if it was a stand-alone company nor are they necessarily indicative of CGP LLC's future costs. Management believes the assumptions and methodologies used in the allocation of general corporate expenses from Caesars Entertainment are reasonable. Given the nature of these costs, it is not practicable for CGP LLC to estimate what these costs would have been on a stand-alone basis.
An immaterial correction was recorded for the December 31, 2013 period to adjust CGP LLC's Combined and Consolidated Balance Sheet and Combined and Consolidated Statement of Stockholders Equity for a distribution from CGP LLC to its parent entities recorded against Additional paid-in capital during the year. Because the amount did not exceed cumulative earnings, the distribution should have been recorded as a distribution from Retained earnings rather than from Additional paid-in capital. The adjustment resulted in an increase to Additional paid-in capital and a decrease to Retained earnings in the amount of $15.6 million. This correction did not impact our Combined and Consolidated Statements of Operations, Combined and Consolidated Statements of Comprehensive Loss or Combined and Consolidated Statements of Cash Flows.
Transactions between Caesars Entertainment and CGP LLC have been identified in the Combined and Consolidated Financial Statements and related footnotes as transactions between related parties (see Note 19 — Related Party Transactions).
Use of Estimates
CGP LLC's Combined and Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP"), which requires management to make estimates and assumptions that affect the reported amounts in the Combined and Consolidated Financial Statements and notes thereto. Significant estimates and assumptions reflected in CGP LLC's Combined and Consolidated Financial Statements include, but are not limited to, the estimated consumption rate of virtual goods that it uses for revenue recognition within Interactive Entertainment, useful lives of property, equipment and amortizing intangible assets, income taxes, accounting for stock-based compensation, the valuation of contingent consideration and the evaluation of goodwill and long-lived assets for impairment. Management believes the accounting estimates are appropriate and reasonably determined. However, due to the inherent uncertainties in making these estimates, actual amounts could differ from such estimates.
Principles of Consolidation
CGP LLC's Combined and Consolidated Financial Statements include the accounts of CGP LLC and its subsidiaries after elimination of all intercompany accounts and transactions. These Combined and Consolidated Financial Statements include the accounts of all wholly-owned subsidiaries and any partially-owned subsidiaries that CGP LLC has the ability to control. Control generally equates to ownership percentage, whereby investments that are more than 50% owned are consolidated, investments in affiliates of 50% or less but greater than 20% are generally accounted for using the equity method, and investments in affiliates of 20% or less are accounted for using the cost method.
CGP LLC's Combined and Consolidated Financial Statements also include the accounts of any variable interest entity for which CGP LLC is determined to be the primary beneficiary. Up through and including December 31, 2014, CGP LLC analyzed its variable interests to determine if the entity that is party to the variable interest is a variable interest entity in accordance with GAAP. This analysis included both quantitative and qualitative reviews. Qualitative analysis was based on CGP LLC's review of the design of the entity, its organizational structure including decision-making ability and financial agreements. Based on these analyses, CGP LLC is the primary beneficiary and therefore consolidated the Horseshoe Baltimore Casino in Maryland, a variable interest entity.
The results of operations for CGP LLC for the periods presented herein are not necessarily indicative of the results of operations that may be achieved in future years.
Cash and Cash Equivalents
Cash equivalents are highly liquid investments with maturities of less than three months from the date of purchase and are stated at the lower of cost or market value.
Short-term Investments
CGP LLC's short-term investments consist of bank deposits with original maturities greater than 3 months but less than 12 months, which are classified as held-to-maturity investments and recorded at amortized cost.
Restricted Cash
Restricted cash includes amounts restricted under the terms of The Cromwell debt agreement and included amounts restricted under the terms of the Planet Hollywood debt agreement (see Note 8 — Financial Instruments) which require that CGP LLC maintain certain reserves for items including but not limited to payment of property taxes, insurance, interest and ongoing furniture, fixtures and equipment purchases or property development or improvements. In addition, restricted cash includes amounts related to Harrah's New Orleans to guarantee workers' compensation payments and for capital replacements required under the Rivergate Development Corporation lease agreement. The classification between current and long-term is dependent upon the intended use of each particular reserve.
Receivables and Allowance for Doubtful Accounts
CGP LLC’s receivables consist primarily of credit issued to customers of the Company’s casino properties and amounts due from social and mobile games platform operators, including Facebook, Apple, Google and Amazon.
CGP LLC issues credit to approved casino customers following background checks and investigations of creditworthiness. Business or economic conditions or other significant events could affect the collectibility of these receivables.
Accounts receivable are typically non-interest bearing and are initially recorded at cost. Accounts are written off when management deems the account to be uncollectible. Recoveries of accounts previously written off are recorded when received. CGP LLC reserves an estimated amount for receivables that may not be collected to reduce receivables to their net carrying amount, which approximates fair value. Methodologies for estimating the allowance for doubtful accounts range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered, as are customer/platform operator relationships, in determining specific reserves. Receivables are reported net of an allowance for doubtful accounts of $8.4 million for both December 31, 2014 and 2013.
Investments in Notes from Related Party
Up to August 5, 2014, CGP LLC's investments in senior notes previously issued by CEOC, a related party, were classified as available-for-sale investments and recorded at fair value with changes in fair value being recorded in Accumulated other comprehensive income. Any discount or premium was amortized to interest income using the effective interest method. CGP LLC classified its investment in notes from related party as current or long-term depending on the maturity of the instruments along with management’s intent on holding such instruments.
On May 5, 2014, CGP LLC entered into a note purchase agreement to sell a portion of its CEOC Notes back to CEOC at fair market value. On July 29, 2014, CGP LLC received $451.9 million of consideration (including $3.8 million for interest) in connection with the CEOC Notes purchase transaction and recognized a gain of $99.4 million.
On August 6, 2014, CGP LLC effectuated a distribution of its 5.75% and 6.50% CEOC Notes as a dividend to its members, pro-rata based upon each member’s ownership percentage in CGP LLC (the "Notes Distribution"). Immediately prior to the Notes Distribution, CGP LLC recorded an impairment charge of $63.5 million to release losses that had been accumulated in equity, given that CGP LLC would not recover its amortized cost basis in the CEOC Notes (see Note 19 — Related Party Transactions).
Investment in CES
Investment in CES consists of membership interests in Caesars Enterprise Services, LLC (“CES”) which is a variable interest entity of which we are not the primary beneficiary and is therefore accounted for under the cost method (see Note 19 — Related Party Transactions). We review this investment quarterly for indicators of other-than-temporary impairment. This determination requires significant judgment. In making this judgment, we consider available quantitative and qualitative evidence in evaluating potential impairment of this investment. If the carrying value of our investment exceeds its estimated fair value, we evaluate, among other factors, general market conditions, the duration and extent to which the estimated fair value is less than our carrying value, and our intent and ability to hold, or plans to sell, the investment. We also consider specific adverse conditions related to the financial health of and business outlook for the investee, including operational and financing cash flow factors. Once a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded and a new carrying basis in the investment will be established. We did not recognize an impairment charge in fiscal year 2014 on this investment.
Land, Property and Equipment, net
Additions to land, property and equipment are stated at cost. CGP LLC capitalizes the costs of improvements that extend the life of the asset and expense maintenance and repair costs as incurred. Gains or losses on the dispositions of land, property and equipment are included in the determination of income.
Depreciation is provided using the straight-line method over the shorter of the estimated useful life of the asset or the related lease, as follows:

Land improvements	12 years
Building and improvements	5 - 40 years
Furniture, fixtures and equipment	2.5 - 20 years
CGP LLC reviews the carrying value of land, property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value of the asset, an impairment loss is recognized equal to an amount by which the carrying value exceeds the estimated fair value of the asset. The factors considered by management in performing this assessment include current operating results, trends, prospects, the effect of obsolescence, demand, competition, potential decreases in the marketplace, a change in physical condition, and legal and other economic factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the reporting unit level, which, for most of CGP LLC's assets, is the individual property. CGP LLC did not recognize any impairment in any of the periods presented.
Goodwill and Other Non-Amortizing Intangible Assets
The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. CGP LLC determines the estimated fair values after review and consideration of relevant information including discounted cash flows, quoted market prices, and estimates made by management. To the extent the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is recorded as goodwill.
CGP LLC performs an annual goodwill impairment assessment on October 1. CGP LLC performs this assessment more frequently if impairment indicators exist. CGP LLC determines the estimated fair value of each reporting unit based on a combination of earnings before interest, taxes, depreciation and amortization ("EBITDA"), valuation multiples and estimated future cash flows discounted at rates commensurate with the capital structure and cost of capital of comparable market participants, giving appropriate consideration to the prevailing borrowing rates within the casino industry in general. CGP LLC also evaluates the aggregate fair value of all of the reporting units and other non-operating assets in comparison to the aggregate debt and equity market capitalization at the test date. EBITDA multiples and discounted cash flows are common measures used to value businesses in the industry.
CGP LLC performs an annual impairment assessment of other non-amortizing intangible assets as of October 1. CGP LLC performs this assessment more frequently if impairment indicators exist. CGP LLC determines the estimated fair value of non-amortizing intangible assets by primarily using the "Relief From Royalty Method" and "Excess Earnings Method" under the income approach.

The annual evaluation of goodwill and other non-amortizing intangible assets requires the use of estimates about future operating results, valuation multiples, and discount rates to determine their estimated fair value. Changes in these assumptions can materially affect these estimates. Thus, to the extent gaming volumes deteriorate significantly, discount rates increase significantly, or CGP LLC does not meet projected performance, CGP LLC could have impairments to record in the next twelve months and such impairments could be material.
Assets and liabilities contributed to or acquired by CGP LLC in the Transactions, the Acquired Properties Transaction and the Harrah's Transaction, described previously are considered transactions between entities under common control. Thus, there is no recognition of goodwill or previously unrecognized other intangible assets resulting from any of these transactions.
Prepaid Management Fees to Related Party
On October 21, 2013, CGP LLC purchased a 50% interest in the management fee revenues of PHW Manager, LLC and Caesars Baltimore Management Company for $90.0 million, recognized as a long-term prepaid asset included in Prepaid management fees to related party in the Combined and Consolidated Balance Sheets. On May 5, 2014, CGP LLC contributed the equity interests of PHWLV, and the 50% interest in the management fee revenues of PHW Manager, LLC to CGPH. The majority of the prepaid asset, totaling $70.0 million, is related to Planet Hollywood and will be amortized over 35 years, which represents the term of the related management contract. The remaining $20.0 million, related to the Maryland Joint Venture, will be amortized over 15 years, which represents the term of the related management contract.
In May 2014, CGPH purchased a 50% interest in the management fee revenues of the Harrah’s New Orleans Management Company, The Quad Manager, LLC, Bally’s Las Vegas Manager, LLC and Cromwell Manager, LLC (collectively, the "Property Managers" and individually, a "Manager" or a "Property Manager") for $138.0 million, which is also recognized as a long-term prepaid asset included in Prepaid management fees to related party in the Combined and Consolidated Balance Sheets. The prepaid asset will be amortized over 15 years, which represents the term of the related management contracts.
As of December 31, 2014 and December 31, 2013, the remaining prepaid balance related to management fees was $219.1 million and $89.6 million, respectively.
Debt Discounts or Premiums and Deferred Finance Charges
Debt discounts or premiums and deferred finance charges incurred in connection with the issuance of debt are capitalized and amortized to interest expense based on the related debt agreements using the effective interest method. Unamortized discounts or premiums and deferred finance charges are written off and included in gain or loss calculations to the extent CGP LLC retires debt prior to its original maturity date. Unamortized deferred finance charges are included in Deferred charges and other and unamortized debt discounts or premiums are netted against Long-term debt in CGP LLC's Combined and Consolidated Balance Sheets.
Derivative Instruments
Derivative instruments are recognized in the Combined and Consolidated Financial Statements at fair value. Any changes in fair value are recorded in the Combined and Consolidated Statements of Operations. The estimated fair value of CGP LLC's derivative instruments are based on market prices obtained from dealer quotes and in the case of contingently issuable non-voting membership units, the estimated fair value is based on a multiple of EBITDA in excess of a predetermined threshold threshold and includes a maximum payout threshold. Such quotes represent the estimated amounts CGP LLC would receive or pay to terminate the contract. See Note 8 — Financial Instruments for additional discussion of derivative instruments.
Insurance Accruals
CGP LLC’s properties are insured for workers’ compensation, property, general liability and other insurance coverage through Caesars Entertainment and are charged premiums by Caesars Entertainment based on claims activity. CGP LLC is self-insured for employee health, dental, vision and other insurance and its insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims. In estimating these reserves, historical loss experience and judgments about the expected levels of costs per claim are considered. These claims are accounted for based on actuarial estimates of the undiscounted claims, including those claims incurred but not reported. The use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these judgmental accruals and is believed to be reasonable. CGP LLC regularly monitors the potential for changes in estimates, evaluates its insurance accruals, and adjusts its recorded provisions.
Revenue Recognition
Interactive Entertainment—Social and Mobile Games
CIE derives revenue from the sale of virtual currencies within casino-themed social and mobile games which are played on various global social and mobile third-party platforms. CIE's Slotomania and Bingo Blitz applications represented 71.1% and

89.0% of CIE’s social and mobile games revenue for the year ended December 31, 2014 and period from October 22, 2013 through December 31, 2013, respectively.
    CIE's social and mobile games operate on a free-to-play model, whereby game players may collect virtual currency or other virtual consumable goods (collectively referred to as "virtual goods" or "virtual currency") free of charge through the passage of time or through targeted marketing promotions. Additionally, players have the ability to send free "gifts" of virtual goods to their friends through interactions with certain social platforms. If a game player wishes to obtain virtual goods above and beyond the level of free virtual goods available to that player, the player may purchase additional virtual goods. Once a purchase is completed, the virtual goods are deposited into the player's account and are not separately identifiable from previously purchased virtual goods or virtual goods obtained by the game player for free.
Once obtained, virtual currency (either free or purchased) cannot be redeemed for cash nor exchanged for anything other than game play. When virtual currency is played in the games, the game player could "win" and would be awarded additional virtual currency, or could "lose" and lose the future use of that virtual currency. As the game player does not receive any additional benefit from the games, nor is the game player entitled to any additional rights once the game player’s virtual goods are substantially consumed, CIE has concluded that the virtual goods represent consumable goods.
CIE has determined through a review of customer play behavior that game players who purchase virtual currency generally are not purchasing additional virtual currency if their existing virtual goods balances have not been substantially consumed. As CIE is able to track the duration between purchases of virtual currency for individual game players, CIE is able to reliably estimate the period of time over which virtual currency is consumed. As such, CIE recognizes revenue using an item-based revenue model.
Because CIE is unable to distinguish between the consumption of purchased or free virtual currency, CIE must estimate the amount of outstanding purchased virtual currency at each reporting period based on customer behavior. Based upon an analysis of the customers’ historical play behavior, the timing difference between when virtual currencies are purchased by a customer and when those virtual currencies are consumed in gameplay is relatively short. CIE records within Other current liabilities the deferred revenue associated with its social and mobile games, and also records within Prepayments and other current assets the prepaid platform fees associated with this deferred revenue.
As of December 31, 2014 and December 31, 2013, CIE had deferred revenue associated with its social and mobile games of $3.0 million and $2.2 million, respectively, recorded within Other current liabilities on its Consolidated Balance Sheets. CIE also recorded within Prepayments and other current assets the prepaid platform fees associated with this deferred revenue, aggregating $0.9 million and $0.7 million at December 31, 2014 and December 31, 2013, respectively.
CIE continues to gather detailed customer play behavior and assess this data in relation to its revenue recognition policy. To the extent the customer play behavior changes, CIE reassesses its estimates and assumptions used for revenue recognition.
The Company's games are played on various social and mobile third-party platforms for which such third parties collect monies from CIE's customers and pay CIE an amount after deducting a platform fee. CIE is the primary obligor with its customers, and under these arrangements, retains the ability to establish the pricing for its virtual currencies and assumes all credit risk with its customers.
Based upon the above facts, CIE recognizes revenues from its game-playing customers on a gross basis and related platform fees are recorded as a component of operating expense.
Taxes collected from customers on behalf of governmental authorities are accounted for on a net basis and are not included in net revenues or operating expenses.
WSOP and Online Real Money Gaming
The majority of the World Series of Poker ("WSOP") and non-US regulated online real money licensed gaming revenue is derived from licensing the WSOP and Caesars trade names to third parties for the use in regulated online real money gaming and social and mobile games, the licensing of the WSOP trade name, and television rights and sponsorship for the WSOP live tournaments. With respect to the licensing agreements, CIE’s revenues are typically based upon a percentage of revenue earned by its licensees and the fees received from Caesars Entertainment for the WSOP live tournament events.
CIE’s license fee revenues generated from regulated online real money gaming are recognized as earned based on a contractually agreed upon percentage of the net gaming revenue. CIE believes that it is the agent in these transactions and therefore records the net licensing revenue derived from its licensees’ net gaming revenue. Revenue related to the licensing of the WSOP trade name to third parties for the use in for social, mobile and console games is recognized based on an agreed percentage of the third parties' revenues through revenue sharing agreements.

Media and sponsorship revenues related to WSOP live tournaments are recorded as earned generally over the initial broadcasting period of the WSOP live tournaments.
Online real money gaming revenues are measured by the aggregate net difference between gaming wins and losses, with liabilities recognized for player deposits. Cash discounts and other cash incentives related to online real money gaming are recorded as a reduction to WSOP and online real money gaming revenues.
Casino Properties and Developments
Casino Revenues. Casino revenues are measured by the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs and for chips in the customers’ possession. However, jackpots, other than the incremental amount of progressive jackpots, are recognized at the time they are won by customers. CGP LLC accrues the incremental amount of progressive jackpots as the progressive machine is played and the progressive jackpot amount increases, with a corresponding reduction of casino revenue.
Food, Beverage, Rooms, and Other. Food, beverage, accommodations, and other revenues are recognized when services are performed. Advance deposits on rooms and advance ticket sales are recorded as customer deposits until services are provided to the customer. Sales taxes and other taxes collected from customers on behalf of governmental authorities are accounted for on a net basis and are not included in net revenues or operating expenses. The retail value of accommodations, food and beverage, and other services furnished to casino guests without charge is included in gross revenue and then deducted as promotional allowances.
Platform Fees
Platform fees relate to Caesars Interactive and consist of fees paid to third-party social and mobile platform providers. 92.6% of platform fees incurred for the year ended December 31, 2014 were paid to the top three platforms and 80.7% of platform fees incurred for the period from October 22 through December 31, 2013 were paid to the top two platforms. Other than the deferral of platform fees associated with deferred revenues, platform fees are expensed as incurred.
Total Rewards Point Liability Program
Caesars Entertainment’s customer loyalty program, Total Rewards, offers incentives to customers who gamble at Caesars Entertainment’s casinos throughout the United States, including CGP LLC's casino properties. Under the program, customers are able to accumulate, or bank, reward credits over time that they may redeem at their discretion under the terms of the program. The reward credit balance will be forfeited if the customer does not earn a reward credit over the prior six-month period. As a result of the ability of the customer to bank the reward credits, Caesars Entertainment accrues the expense of reward credits, after consideration of estimated forfeitures (referred to as "breakage"), as they are earned. The estimated value of the cost to provide reward credits is expensed by Caesars Entertainment as the reward credits are earned by customers. To arrive at the estimated cost associated with reward credits, estimates and assumptions are made regarding incremental marginal costs of the benefits, breakage rates, and the mix of goods and services for which reward credits will be redeemed. Caesars Entertainment uses historical data to assist in the determination of estimated accruals.
Amounts associated with the casino properties' participation in the program are included in Payables to related party in CGP LLC's Combined and Consolidated Balance Sheets and this liability is settled with Caesars Entertainment on a monthly basis. The associated cost to provide reward credits is included in Casino expense in the Combined and Consolidated Statements of Operations. The estimated liability for Total Rewards credit redemptions was $5.4 million and $4.7 million as of December 31, 2014 and December 31, 2013, respectively.
Research and Development
CIE incurs various direct costs in relation to the development of future social and mobile games applications and future online real money poker applications, along with costs to improve current social and mobile games. CIE evaluates research and development costs incurred to determine whether the costs relate to the development of software, and therefore are required to be capitalized, and have concluded that there are no capitalizable research and development costs related to the development of software for the periods presented herein.
All other research and development costs are expensed as incurred. Research and development costs were $60.1 million and $7.8 million for the year ended December 31, 2014 and the period from October 22 through December 31, 2013, respectively. Such amounts are included in Property, general, administrative and other within the Combined and Consolidated Statements of Operations.
Advertising
CGP LLC expenses the production costs of advertising the first time the advertising takes place. Advertising expense was $116.4 million and $16.2 million for the year ended December 31, 2014 and the period from October 22 through December

31, 2013, respectively. Advertising expense is included in Property, general, administrative and other within the Combined and Consolidated Statements of Operations.
Management Fees to Related Parties
CGP LLC records management fees to related parties for properties which receive management services from Harrah’s New Orleans Management Company, The Quad Manager, LLC, Bally’s Las Vegas Manager, LLC, Cromwell Manager, LLC, PHW Manager, LLC, and Caesars Baltimore Management Company LLC.
Prior to October 22, 2013, Planet Hollywood incurred charges for management fees by the property manager, PHW Manager, LLC, for services and recorded management fees to related parties. On October 21, 2013, CGP LLC purchased a 50% interest in the management fee revenues of PHW Manager, LLC. For the period ended October 22 through December 31, 2013, management fees charged to, and payable by, Planet Hollywood have been offset by the 50% interest received from PHW Manager, LLC. On May 5, 2014, CGP LLC contributed the equity interests of PHWLV, and the 50% interest in the management fee revenues of PHW Manager, LLC to CGPH. Management fees were not allocated to Harrah’s New Orleans, The LINQ Hotel & Casino, Bally's Las Vegas or The Cromwell for the year ended December 31, 2013.
Upon acquiring Harrah’s New Orleans, The LINQ Hotel & Casino, Bally's Las Vegas and The Cromwell in May 2014, CGPH purchased a 50% interest in the management fee revenues of the Property Manager for each of the acquired properties. Following the acquisition, the acquired properties are allocated these management fees which are offset by the 50% interest received from the respective Property Manager.
Management fees charged by Caesars Baltimore Management Company LLC, have commenced with the opening of Horseshoe Baltimore in August 2014. CGP LLC also holds a 50% interest in the management fee revenues of the property manager. Accordingly, management fees charged to Horseshoe Baltimore are offset by the 50% interest received from Caesars Baltimore Management Company.
Stock-based Compensation
Caesars Entertainment grants stock-based compensation awards in Caesars Entertainment common stock to certain employees that work for the management companies of our casino properties under the Caesars 2012 Performance Incentive Plan. Caesars Entertainment’s expense associated with our casino properties executives’ stock-based awards for the year ended December 31, 2014 and for the period from October 22 through December 31, 2013 was not considered material to the financial statements herein.
Caesars Interactive grants stock-based compensation awards in Caesars Interactive common stock to its employees and service providers in accordance with the Caesars Interactive Entertainment, Inc. Amended and Restated Management Equity Incentive Plan (the "Plan"), which is intended to promote the interests of Caesars Interactive and its shareholders by providing key employees, directors, service providers and consultants with an incentive to encourage their continued employment or service and improve the growth and profitability of Caesars Interactive. The Plan provides for the Plan to be administered by the Human Resources Committee of the Board of Directors of Caesars Acquisition Company (the "Committee"). As a matter of policy, the exercise price of all options granted under the Plan has been determined by the Committee to ensure that the exercise price of options granted under the Plan complies with the requirement that such exercise price is not less than the fair market value of the underlying shares at the respective grant dates.
Caesars Interactive has granted stock options and warrants, restricted shares, restricted stock units and management shares to its employees. These programs have been classified as either equity or liability-based instruments dependent on the terms and conditions of each of the awards. In February 2014, the Committee approved a liquidity plan, setting forth the terms and conditions upon which Caesars Interactive may elect to purchase, or cause to be purchased, CIE owned shares and/or shares underlying options, restricted stock units ("RSUs"), restricted stock or warrants ("deemed held shares") held by eligible individuals, from time to time, during the term of the plan, and providing the eligible individuals with a market for their CIE shares and/or deemed held shares (the “Liquidity Plan”). For accounting purposes, the provisions of the Liquidity Plan were deemed to modify the awards underlying the Plan. Effectively, the Company has determined to account for the subject stock options and warrants as if CIE has a conditional obligation to settle such options in cash at some future date pursuant to the Liquidity Plan. However, (i) the Liquidity Plan is fully at CIE's discretion, (ii) requires additional approval by the Human Resources Committee ("HRC") for all future purchases and (iii) makes no commitment that any specific employees will be permitted to participate in future shares or deemed share purchases, if any. As a result of this modification, all outstanding options and warrants granted under the Plan were modified to be accounted for as liability-classified awards at December 31, 2014. Equity-classified instruments were measured at their fair value at their date of grant and liability-classified instruments are re-measured at their fair value at each reporting date for accounting purposes. A description of the components of these programs is provided in Note 15 — Stock-based Compensation and Employee Benefit Plans.

Foreign Currency
CGP LLC transacts business in various foreign currencies. The functional currency of CGP LLC’s foreign operations is the U.S. dollar. Foreign exchange transaction gains and losses are included within Property, general, administrative and other in the Combined and Consolidated Statements of Operations.
Income Taxes
CGP LLC records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. CGP LLC reduces the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on the more likely than not realization threshold. This assessment considers, among other matters, the nature, frequency, and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, CGP LLC's experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.
The effect on the income tax provision and deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
The provision for income taxes for CGP LLC for the year ended December 31, 2014 and for the period from October 22 through December 31, 2013 represents the income taxes from its corporate subsidiary, CIE, which is taxed as a corporation for federal, state and foreign income tax purposes. CGP LLC’s provision for income taxes also includes the allocated income taxes from the consolidated Caesars Entertainment provision for income taxes for the period up to the date of acquisition by CGP LLC for the properties acquired from CEOC in May 2014. No provision for income taxes is reported for such properties subsequent to their May 2014 acquisitions by CGP LLC. No provision for income taxes is reported for properties within the Casino Properties and Developments business unit of CGP LLC that were acquired in 2013 as such properties are taxed as a partnership for federal and state income tax purposes whereby any income or losses were allocated to the CGP LLC owners and taxed by each owner. The provision for income taxes for CGP LLC differs from the expected federal tax rate of 35% primarily due to CGP LLC being a pass-through entity for US federal and state income tax purposes and thus, not subject to taxation for federal, state and foreign income tax.
Note 2 — Recently Issued Accounting Pronouncements
In April 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which changes the criteria for reporting discontinued operations while enhancing disclosures in this area. Under the new guidance, only disposals representing a strategic shift in operations should be presented as discontinued operations. Those strategic shifts should have a major effect on the organization’s operations and financial results. Examples include a disposal of a major geographic area, a major line of business, or a major equity method investment. Additionally, the new guidance requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities, income, and expenses of discontinued operations. The new guidance also requires disclosure of the pre-tax income attributable to a disposal of a significant part of an organization that does not qualify for discontinued operations reporting. This disclosure will provide users with information about the ongoing trends in a reporting organization’s results from continuing operations. The new standard is effective in the first quarter of 2015 for public entities with calendar year ends. For most nonpublic entities, it is effective for annual financial statements with fiscal years beginning on or after December 15, 2014. CGP LLC is currently assessing the impact the adoption of this standard will have on its disclosures and results of operations.
In May 2014, the FASB issued authoritative guidance amending the FASB Accounting Standards Codification ("ASC") and creating a new Topic 606, Revenue from Contracts with Customers. This guidance provides that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Existing industry guidance, including revenue recognition guidance specific to the gaming industry, will be eliminated. In addition, interim and annual disclosures will be substantially revised. The amendments in this guidance are effective for public entities for annual reporting periods beginning after December 15, 2016, including interim periods within those reporting periods. Early adoption by public entities is not permitted. The effective date for nonpublic entities is annual reporting periods beginning after December 15, 2017, and interim reporting periods within annual reporting periods beginning after December 15, 2018. Nonpublic entities may also elect to apply ASC 606 as early as the effective date for public entities or any annual periods beginning after December 15, 2016. CGP LLC plans to adopt this standard effective January 1, 2017. CGP LLC is currently assessing the impact the adoption of this standard will have on its disclosures and results of operations.

In August 2014, the FASB issued authoritative guidance amending the existing requirements for disclosing information about an entity's ability to continue as a going concern. The new guidance will explicitly require management to assess an entity’s ability to continue as a going concern and to provide related footnote disclosure in certain circumstances. The amendments in this guidance are effective for annual reporting periods ending after December 15, 2016, and interim periods thereafter. Early adoption is permitted. CGP LLC is currently assessing the impact the adoption of this standard will have on its disclosures.
In January 2015, the FASB issued ASU No. 2015-01, Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items, as part of its initiative to reduce complexity in accounting standards. This ASU eliminates from U.S. GAAP the concept of extraordinary items as described in Subtopic 225-20, Income Statement - Extraordinary and Unusual Items. The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2015, including interim periods within those reporting periods. The amendments may be applied prospectively or retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. CGP LLC is currently assessing the impact the adoption of this standard will have on its disclosures.
In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis. The amendments affect reporting entities that are required to evaluate whether they should consolidate certain legal entities. In addition to reducing the number of consolidation models from four to two, the new standard simplifies the accounting standard by placing more emphasis on risk of loss when determining a controlling financial interest. A reporting organization may no longer have to consolidate a legal entity in certain circumstances based solely on its fee arrangement, when certain criteria are met. Further, the ASU reduces the frequency of the application of related-party guidance when determining a controlling financial interest in a variable interest entity ("VIE") and changes consolidation conclusions for public and private companies in several industries that typically make use of limited partnerships or VIEs. The ASU will be effective for periods beginning after December 15, 2015, for public companies. For private companies and not-for-profit organizations, the ASU will be effective for annual periods beginning after December 15, 2016, and for interim periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in an interim period. CGP LLC is currently assessing the impact the adoption of this standard will have on its disclosures and results of operations.
Note 3 — Development, Acquisition and Divestiture Activity
Interactive Entertainment
Acquisition of Pacific Interactive
On February 13, 2014, CIE acquired 100% of the voting and economic interest in Pacific Interactive United Kingdom, Ltd. ("Pacific Interactive"), a company based in the United Kingdom. Aggregate consideration was $51.8 million, including the Company’s preliminary estimate of $30.5 million in contingent consideration. Pacific Interactive is the operator of House of Fun Slots, which is among the leading social and mobile casino-themed games on Facebook, iOS, and Android platforms. Similar to the Company's legacy games, Pacific Interactive offers its games under a “free-to-play” model in which users can download and play the game for free, but are charged for additional game coins and other virtual consumable goods.
The February 2014 purchase price of Pacific Interactive was allocated based upon estimated fair values of the assets acquired and liabilities assumed, with the excess of estimated fair value over net tangible and intangible assets acquired recorded as goodwill. The Company estimated the fair value of the assets acquired and liabilities assumed based upon consideration of the cost, income and market approaches to fair value, as appropriate, and sought the assistance of an independent valuation firm.
As part of the business combination, the Company acquired intangible assets. The fair value methodology used to value the established user base and developed software followed a replacement cost method. As such, the fair value of the established user base was based on the cost to recreate those assets using the means of advertising typically employed by CIE to market its games to potential users. The fair value of the developed software was based on the cost to recreate the developed software using the research and development spend incurred as of the transaction date in relation to this software. The fair value of the developed game was based on a multi-period excess earnings method, which is an application of the discounted cash flow method and computes the present value of after-tax cash flows attributable to the associated future income stream.
CIE estimated appropriate rates of return for the various asset classes by considering the risk of each specific asset class relative to the overall risks of the business. The required rates of return are lowest for net working capital, higher for fixed assets and intangible assets and highest for goodwill.

•
The rate of return on net working capital assumes market participants would require a return on working capital similar to debt returns. The Company assumed that immaterial levels of net working capital are necessary to operate Pacific Interactive in light of the short cash collection cycle.

•	The rate of return on fixed assets was estimated to be 7.0%, which assumes that these assets would be financed primarily by debt financing.

•	The Company estimated discount rates on intangible assets to be 24.0% based on the relative risk profiles of these assets as compared to that of the overall business.

•	Goodwill was computed on a residual basis. The implied rate of return on goodwill was 30.0%, which accounts for the additional risk inherent in the asset’s unidentifiable nature.
Intangible assets acquired consisted of developed games, valued at $39.0 million with an estimated useful life of 5 years, an established user base valued at $9.3 million with an estimated life of 2.5 years, and developed software valued at $1.6 million with a life of 5 years. The goodwill is attributed to the workforce of Pacific Interactive and the significant synergies expected subsequent to the acquisition. Based on management’s estimates, CIE recorded the purchase price allocation in the first quarter of 2014 as follows:

(In millions)	Purchase Price Allocation in First Quarter of 2014
Total current assets	$6.3
Non-current assets	0.1
Goodwill	7.9
Intangible assets other than goodwill	49.9
64.2
Total liabilities	(12.4)
Contingent consideration	(30.5)
Net assets acquired	$21.3
From February 13, 2014 (the acquisition date) through December 31, 2014, Pacific Interactive generated $80.3 million of net revenues and had a net loss of $23.2 million. Prior to the acquisition, Pacific Interactive maintained its books and records in accordance with United Kingdom statutory requirements, which do not require certain significant estimates that would be required under US GAAP. The preparation of pro-forma information requires significant estimates and assumptions around the measurement of revenue under US GAAP that would be impossible to determine on an objective basis. As such, the presentation of pro-forma information for this acquisition is impracticable.
Loss from Discontinued Operations, Net of Income Tax
In June 2014, CIE concluded that, effective August 2014, it would suspend operations of CIE RMG BEL, LLC, an indirectly wholly owned subsidiary in Minsk, Belarus. As a result, CIE recorded an impairment of $15.5 million in the second quarter of 2014. In the third quarter of 2014, CIE settled its accrued contingent consideration liability for $4.5 million and recognized a gain of $1.4 million on the final disposition of the entity. CGP LLC has presented the operations of CIE RMG BEL, LLC as discontinued operations in CGP LLC's Combined and Consolidated Statements of Operations.
Casino Properties and Development
Baltimore, Maryland Development
In October 2012, Caesars Entertainment entered into definitive agreements with investors associated with Rock Gaming Mothership LLC, CVPR Gaming Holdings, LLC, STRON-MD Limited Partnership, and PRT Two, LLC, to form a joint venture to build and own the Horseshoe Baltimore casino. Pursuant to such definitive agreements, Caesars Entertainment committed to contribute a maximum of $78.0 million in capital to the joint venture, $17.7 million of which had previously been contributed for the purpose of developing and constructing the casino.
In October 2012, CBAC Gaming, LLC, ("CBAC") an indirectly-held subsidiary of the Company entered into a lease agreement with the City of Baltimore, Maryland to lease vacant real property for the gaming facility in Baltimore, Maryland. In connection with the execution of the lease, CBAC also entered into a Land Disposition Agreement (the "LDA") with the City of Baltimore to acquire real property for the purpose of demolishing existing improvements and, thereafter, developing and operating a parking garage immediately adjacent to the casino entertainment facility. The total purchase price for this real property is approximately $5.9 million.

Pursuant to the Maryland Joint Venture definitive agreements, capital calls were made to all members in April 2013 and June 2013 for an aggregate amount of $73.3 million to fund the ongoing development activities and capitalization requirements for financing of the joint venture. In accordance with CGP LLC's ownership interests in the Maryland Joint Venture, its portion of the capital contribution amounted to an aggregate total of approximately $38.0 million, which was paid by Caesars Entertainment and was recorded as a capital contribution within Additional paid-in capital on the Combined and Consolidated Statements of Stockholders' Equity.
In February 2014, CGP LLC's joint venture with Rock Gaming LLC ("Rock"), who is the majority member of CR Baltimore Holdings ("CRBH"), sold a portion of its interest in CBAC Gaming LLC ("CBAC Gaming") to an existing joint venture partner of CBAC Gaming, Caves Valley Partners ("CVP"). CGP LLC received proceeds of $12.8 million from the sale. Following the closing of the sale, CGP LLC maintained its 58.5% ownership of CRBH, while CRBH reduced its ownership of CBAC Gaming to approximately 69.9%, resulting in a decline of CGP LLC's indirect ownership in CBAC Gaming to approximately 40.9%.
As of December 31, 2014 and 2013, STRON-MD Limited Partnership holds 4.8% of the Horseshoe Baltimore joint venture. Their non-controlling interest contains an embedded put feature that may cause us, at any time, to purchase all of STRON-MD Limited Partnership’s interest in Horseshoe Baltimore either at cost prior to the commencement of the planned casino’s operations, or at fair market value after the commencement of operations. For accounting purposes, their ownership interest is presented as redeemable non-controlling interest presented outside of permanent equity on the Combined and Consolidated Balance Sheets (see Note 9 — Equity and Non-controlling Interests for the changes in the carrying amount of redeemable non-controlling interest).
Note 4 — Land, Property and Equipment, net
Land, property and equipment, net consists of the following:

	December 31,
(In millions)	2014	2013
Land and land improvements	$1,087.7	$1,075.6
Building and improvements	1,263.9	831.4
Furniture, fixtures and equipment	478.9	284.3
Construction in progress	129.6	217.1
	2,960.1	2,408.4
Less: accumulated depreciation	(391.9)	(292.7)
Land, property and equipment, net	$2,568.2	$2,115.7
CGP LLC capitalized interest of $22.7 million and $3.5 million for the year ended December 31, 2014 and the period from October 22 through December 31, 2013, respectively, primarily associated with The Cromwell, The LINQ Hotel & Casino and Horseshoe Baltimore development and construction projects.
Depreciation expense for property and equipment is reflected in Depreciation and amortization in the Combined and Consolidated Statements of Operations. For the year ended December 31, 2014 and the period from October 22 through December 31, 2013, aggregate depreciation expense was $101.5 million and $13.7 million, respectively.
Amortization expense related to other items included within Depreciation and amortization in the Combined and Consolidated Statements of Operations totaled $2.2 million and $0.2 million for the year ended December 31, 2014 and the period from October 22 through December 31, 2013, respectively.

Note 5 — Goodwill and Other Intangible Assets
The changes in the carrying amount of goodwill were as follows:

(In millions)			As of October 22, 2013	Reclassification	As of December 31, 2013
Gross goodwill			$1,242.3	$0.3	$1,242.6
Accumulated impairment			(793.4)	—	(793.4)
Total			$448.9	$0.3	$449.2

(In millions)	As of December 31, 2013	Acquisitions	Impairment	Reclassification	As of December 31, 2014
Gross goodwill	$1,242.6	$13.6	$—	$(0.3)	$1,255.9
Accumulated impairment	(793.4)	—	(162.8)	—	(956.2)
Total	$449.2	$13.6	$(162.8)	$(0.3)	$299.7
During 2014, a decline in recent performance and downward adjustments to expectations of future performance at Bally's Las Vegas resulted in an impairment charge of $147.5 million. Additionally, CGP LLC recognized an impairment of $15.3 million in goodwill for the year ended December 31, 2014 recognized in Loss from discontinued operations on its Combined and Consolidated Statements of Operations, see Note 3 — Development, Acquisition and Divestiture Activity, Loss from Discontinued Operations, Net of Income Tax. No impairment was recognized for the period from October 22 through December 31, 2013.
Gross Carrying Value and Accumulated Amortization of Intangible Assets Other Than Goodwill
The following table provides the gross carrying amount and accumulated amortization for each major class of intangible asset other than goodwill:

	December 31, 2014				December 31, 2013
(Dollars in millions)	Weighted Average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizing intangible assets
Developed technology	3.5	$85.8	$(31.6)	$54.2	$45.2	$(15.3)	$29.9
Customer relationships / user base	6.3	235.4	(144.7)	90.7	226.1	(125.9)	100.2
Gaming rights	9.5	45.8	(19.0)	26.8	42.8	(15.4)	27.4
Other intangible assets	8.1	8.6	(2.1)	6.5	11.5	(1.5)	10.0
		$375.6	$(197.4)	178.2	$325.6	$(158.1)	167.5
Non-amortizing intangible assets
Trade name				98.7			98.7
Baltimore gaming license				22.5			22.5
				121.2			121.2
Intangible assets other than goodwill, net				$299.4			$288.7
The aggregate amortization expense for those intangible assets that are amortized is reflected in Depreciation and amortization in the Combined and Consolidated Statements of Operations. For the year ended December 31, 2014 and for the period from October 22 through December 31, 2013, there was $39.3 million and $7.2 million of amortization expense, respectively. Estimated annual amortization expense for the years ending December 31, 2015, 2016, 2017, 2018, 2019 and thereafter is $39.4 million, $31.3 million, $31.3 million, $23.5 million, $15.8 million and $36.9 million, respectively.

Note 6 — Accrued Expenses
Accrued expenses consisted of the following:

	December 31,
(In millions)	2014	2013
Contingent consideration (1)	$66.0	$59.6
Payroll and other compensation	45.1	33.5
Deferred revenue, deposits and customer funds liability, including advance hotel deposits	32.3	23.5
Accrued non-income taxes	20.9	14.6
Share-based payment obligations	15.0	3.8
Chip and token liability	9.6	5.1
Insurance claims and reserves	3.9	5.1
Progressive liability	3.9	2.5
Other accruals	41.2	35.4
Total Accrued expenses	$237.9	$183.1
_________________________
(1) Contingent consideration related to acquisitions (See Note 3 — Development, Acquisition and Divestiture Activity and Note 11 —Fair Value Measurements).
Note 7 — Debt
The following table presents CGP LLC's outstanding third-party debt as of December 31, 2014 and 2013.

	Final	Interest Rates at December 31,	Face Value at December 31,	Book Value at December 31,
(Dollars in millions)	Maturity	2014	2014	2014	2013
Secured debt
Caesars Growth Properties Holdings Term Loan	2021	6.25%	$1,169.1	$1,137.9	$—
Caesars Growth Properties Holdings Notes	2022	9.375%	675.0	660.7	—
Planet Hollywood Amended Loan Agreement (1)	2015	—%	—	—	462.5
Horseshoe Baltimore Credit and FF&E Facilities	2020	8.25% - 8.75%	330.0	320.8	214.4
Cromwell Credit Facility	2019	11.00%	184.5	179.9	179.8
Capital lease obligations	2015 - 2017	various	3.9	3.9	2.1
Other financing obligations	2018	8.00%	4.7	3.6	3.3
Unsecured debt
Special Improvement District Bonds	2037	5.30%	14.5	14.5	14.8
Other financing obligations	2016	various	4.5	4.5	6.7
Total debt			2,386.2	2,325.8	883.6
Current portion of total debt			(19.6)	(19.6)	(4.0)
Long-term debt			$2,366.6	$2,306.2	$879.6
_________________________
(1) Classified as long term in the December 31, 2013 Combined and Consolidated Balance Sheet because regulatory approval had not been obtained for the transaction described in Note 1 — Description of Business and Summary of Significant Accounting Policies.
As of December 31, 2014, CGP LLC's annual maturities of outstanding third-party debt were as follows:

(In millions) Year	Annual Maturity of Outstanding Third-Party Debt
2015	$19.6
2016	20.8
2017	17.4
2018	22.0
2019	221.3
Thereafter	2,085.1
Total outstanding third-party debt	$2,386.2

Caesars Growth Properties Holdings Term Facility
The purchase price of the acquisition of The Cromwell, The LINQ Hotel & Casino, Bally’s Las Vegas, 50% of the ongoing management fees and any termination fees payable for each of these properties, and certain intellectual property that is specific to each of these properties (collectively referred to as the "First Closing") was funded by CGPH with cash on hand contributed by CGP LLC and the proceeds of $700.0 million of term loans (the "First Closing Term Loan"). CGPH closed on the First Closing Term Loan on May 5, 2014. CGPH repaid in full the First Closing Term Loan in connection with the Second Closing as described in Escrow Release below.
Caesars Growth Properties Holdings Term Loan
On May 8, 2014, CGPH closed on the $1.175 billion term loan pursuant to a First Lien Credit Agreement among Caesars Growth Properties Parent, LLC ("Parent"), CGPH (the "Borrower"), the lenders party thereto, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (the "Administrative Agent"), and Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., UBS Securities LLC, J.P Morgan Securities LLC, Morgan Stanley & Co. LLC, Macquarie Capital (USA) Inc. and Nomura Securities International, Inc., as Co-Lead Arrangers and Bookrunners (the "Credit Agreement"). The Credit Agreement also provides for a $150.0 million revolving credit agreement (the "Revolving Credit Facility"), which was undrawn at the closing of the CGPH Term Loan. As of December 31, 2014, no borrowings were outstanding under the Revolving Credit Facility, and $0.1 million is committed to outstanding letters of credit. CGPH used $476.9 million of the net proceeds from the CGPH Term Loan to repay all amounts outstanding under the Planet Hollywood Loan Agreement and recognized $23.8 million loss on early extinguishment of debt. The proceeds were also used to fund the Asset Purchase Transaction.
Pursuant to an escrow agreement, dated as of May 8, 2014, among US Bank National Association, as escrow agent and securities intermediary, the Administrative Agent and the Borrower, the Borrower deposited the gross proceeds of the CGPH Term Loan, together with additional amounts necessary to repay the First Closing Term Loan, if applicable, into a segregated escrow account until the escrow conditions were satisfied on May 20, 2014.
Borrowings under the CGPH Term Loan bear interest at a rate equal to, at the Borrower’s option, either (a) the London Inter-Bank Offered Rate ("LIBOR") determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs, subject to a floor of 1.00% in the case of term loans or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50%, (ii) the prime rate as determined by the administrative agent under the Credit Agreement and (iii) the one-month adjusted LIBOR rate plus 1.00%, in each case plus an applicable margin. Such applicable margin shall be 5.25% per annum for LIBOR Loans and 4.25% per annum for base rate loans, subject to step downs with respect to the revolving loans based on CGPH’s senior secured leverage ratio. In addition, on a quarterly basis, CGPH is required to pay each lender under the Revolving Credit Facility a commitment fee in respect of any unused commitments under the Revolving Credit Facility, which may be subject to one or more step-downs based on a leverage ratio to be agreed. CGPH is also required to pay customary agency fees as well as letter of credit participation fees computed at a rate per annum equal to the applicable margin for LIBOR borrowings on the dollar equivalent of the daily stated amount of outstanding letters of credit, plus such letter of credit issuer’s customary documentary and processing fees and charges and a fronting fee in an amount equal to 0.125% of the daily stated amount of such letter of credit.
As of December 31, 2014, the book value of the CGPH Term Loan was presented net of the unamortized discount of $31.2 million and the effective interest rate was 6.86%.
The CGPH Term Loan is guaranteed by the Parent and the material, domestic wholly-owned subsidiaries of CGPH (subject to exceptions), and is secured by a pledge of the equity interest of CGPH directly held by the Parent and substantially all of the existing and future property and assets of CGPH and the subsidiary guarantors (subject to exceptions).
The CGPH Term Loan includes negative covenants, subject to certain exceptions, restricting or limiting CGPH's ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make distributions in respect of their capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create liens on certain assets to secure debt; (vi) consolidate, merge, sell, or otherwise dispose of all or substantially all of their assets; (vii) enter into certain transactions with their affiliates and (viii) designate their subsidiaries as unrestricted subsidiaries. The CGPH Term Loan also contains customary affirmative covenants and customary events of default, subject to customary or agreed-upon exceptions, baskets and thresholds (including equity cure provisions).
The CGPH Term Loan requires that CGPH maintains a senior secured leverage ratio ("SSLR") of no more than 6.00 to1.00, which is the ratio of first lien senior secured net debt to earnings before interest, taxes, depreciation and amortization, adjusted as defined ("CGPH Adjusted EBITDA"). As of December 31, 2014, CGPH's SSLR was 3.11 to 1.00.
As of December 31, 2014, the assets of Harrah’s New Orleans, Bally’s Las Vegas, Planet Hollywood and The LINQ Hotel & Casino were pledged as collateral for certain of CGPH’s outstanding debt securities.

Caesars Growth Properties Holdings Notes
CGPH and Caesars Growth Properties Finance, Inc. issued $675.0 million aggregate principal amount of 9.375% second-priority senior secured notes due 2022 pursuant to an indenture dated as of April 17, 2014, among the Issuers and US Bank National Association, as trustee (the "Indenture"). The Issuers deposited the gross proceeds of the offering of the 2022 Notes, together with additional amounts necessary to redeem the 2022 Notes, if applicable, into a segregated escrow account until the escrow conditions were satisfied on May 20, 2014.
As of December 31, 2014, the book value of the 2022 Notes was presented net of the unamortized discount of $14.3 million and the effective interest rate was 9.84%.
The 2022 Notes are secured by substantially all of the existing and future property and assets of CGPH and the subsidiary guarantors (subject to exceptions).
The 2022 Notes include negative covenants, subject to certain exceptions, restricting or limiting CGPH's ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make distributions in respect of their capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create liens on certain assets to secure debt; (vi) consolidate, merge, sell, or otherwise dispose of all or substantially all of their assets; (vii) enter into certain transactions with their affiliates and (viii) designate their subsidiaries as unrestricted subsidiaries. The 2022 Notes also contain customary affirmative covenants and customary events of default, subject to customary or agreed-upon exceptions, baskets and thresholds (including equity cure provisions).
As of December 31, 2014, the assets of Harrah’s New Orleans, Bally’s Las Vegas, Planet Hollywood and The LINQ Hotel & Casino were pledged as collateral for certain of CGPH’s outstanding debt securities.
Registration Rights Agreement. In connection with the issuance of the 2022 Notes, the Issuers agreed to use commercially reasonable efforts to register with the Securities and Exchange Commission notes having substantially identical terms as the 2022 Notes on or prior to April 17, 2015, and effect an exchange of the 2022 Notes for the newly registered notes.
If the Issuers fail to meet the targets for the registration and exchange of notes, the annual interest rate on the 2022 Notes will increase by 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.0% per year. If the registration default is corrected, the interest rate of the 2022 Notes will revert to the original level.
Planet Hollywood Amended and Restated Loan Agreement
In connection with the 2010 acquisition of Planet Hollywood and the related assumption of debt, Planet Hollywood entered into the Amended and Restated Loan Agreement (the "Planet Hollywood Loan Agreement") with Wells Fargo Bank, N.A., as trustee for The Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2007- TFL2 (the "Lender"). On October 26, 2011, Planet Hollywood exercised its option to extend the Planet Hollywood senior secured loan to 2013. On December 5, 2013 the loan maturity was again extended to April 2015. This loan was secured by the assets of PHWLV, LLC.
The book value of outstanding debt under the Planet Hollywood Loan Agreement was $462.5 million at December 31, 2013 and bore interest on the unpaid principal balance at a rate per annum equal to LIBOR plus 2.859%. In connection with the Second Closing in May 2014, the $476.9 million senior secured term loan of PHWLV was paid in full. CGPH recognized a $23.8 million loss on extinguishment of the Planet Hollywood senior secured loan.
Horseshoe Baltimore Credit and FF&E Facilities
CBAC Borrower, LLC ("CBAC"), a joint venture among Caesars Baltimore Investment Company, LLC, Rock Gaming Mothership LLC, CVPR Gaming Holdings, LLC, STRON-MD Limited Partnership and PRT Two, LLC, entered into a credit agreement (the "Baltimore Credit Facility") in July 2013 in order to finance the acquisition of land in Baltimore, Maryland and the construction of the Horseshoe Baltimore and a parking garage (collectively, the "Baltimore Development"). The Baltimore Credit Facility provides for (i) a $300.0 million senior secured term facility with a seven-year maturity, which is comprised of a $225.0 million facility that was funded on July 2, 2013 upon the closing of the Baltimore Credit Facility, a $37.5 million delayed draw facility available from the closing of the Baltimore Credit Facility that was fully drawn in June 2014 and a $37.5 million delayed draw facility that was drawn by $10.0 million in September 2014, $17.0 million in October 2014 and $10.5 million in November 2014 and (ii) a $10.0 million senior secured revolving facility with a five-year maturity that remained undrawn at December 31, 2014. The Baltimore Credit Facility is secured by substantially all material assets of CBAC and its wholly-owned domestic subsidiaries.
For the Baltimore Credit Facility, borrowings bear interest at a rate equal to the then current adjusted LIBOR or at a rate equal to the alternate base rate, in each case, plus an applicable margin of 7.00%. The adjusted LIBOR is equal to the greater of (i) 1.25% and (ii) the LIBOR in effect for such interest period. In addition, on a quarterly basis, CBAC is required to pay each lender (i) a 0.50% commitment fee in respect any unused commitments under the revolving credit facility, (ii) a 0.125% fronting fee in respect of the aggregate face amount outstanding letters of credit under the revolving credit facility and (iii) a 2.25% commitment fee in respect of unfunded commitments under the delayed draw facility until termination of such commitments.
As of December 31, 2014, the book value of the Baltimore Credit Facility was presented net of the unamortized discount of $9.2 million and the effective interest rate was 9.77%.
In connection with the foregoing, Caesars Baltimore Investment Company, LLC and the other joint venture partners each provide, on a several and not joint basis, a completion guarantee with respect to the Baltimore Development, which guarantees completion of the construction of the Baltimore Development, availability of contemplated working capital and the discharge, bonding or insuring over of certain liens in connection with the Baltimore Development. The maximum liability of Caesars Baltimore Investment Company, LLC under its completion guarantee is approximately $9.1 million, representing fair value, as of December 31, 2014. The guarantee is recorded as Payables to related parties and Restricted cash on the Combined and Consolidated Balance Sheets. As of December 31, 2014, the assets of Horseshoe Baltimore were pledged as collateral for the Baltimore Credit Facility.
The Baltimore Credit Facility contains customary affirmative covenants, subject to certain exceptions, requiring CBAC to, among other things, deliver annual and quarterly financial statements (following the commencement of operations of the Baltimore Development), annual budgets, construction progress reports and other notices, maintain its properties, maintain its books and records, maintain insurance, use commercially reasonable efforts to maintain a public rating for the term loans and comply with laws and material contracts.
The Baltimore Credit Facility contains customary negative covenants, subject to certain exceptions, restricting or limiting the ability of CBAC to, among other things, dispose of its assets and change its business or ownership, consummate mergers or acquisitions, make dividends, stock repurchases and optional redemptions of subordinated debt, incur debt and issue preferred stock, make loans and investments, create liens on its assets and enter into transactions with affiliates. In addition, the Baltimore Credit Facility includes a covenant prohibiting the senior secured leverage ratio from exceeding 7.5 to 1.0 for the first three quarters, 6.0 to 1.0 for the next four quarters and 4.75 to 1.0 for the remainder of the agreement beginning two quarters after the commencement of operations of the Baltimore Development. Commencement of operations is defined to occur once all unconditional waivers of lien are received, which had not occurred as of December 31, 2014.
Concurrently with the closing of the Baltimore Credit Facility, CBAC entered into an equipment financing term loan facility for up to $30.0 million (the "Baltimore FF&E Facility"). Under the Baltimore FF&E Facility, CBAC may use funds from the facility to finance or reimburse the purchase price and certain related costs of furniture, furnishings and equipment (referred to as "FF&E") to be used in the Baltimore Development. Proceeds of the Baltimore FF&E Facility will also be available to refinance the purchase price of FF&E purchased with other amounts available to CBAC. The Baltimore FF&E Facility will mature five years and six months after the closing of the facility. The Company drew down $20.0 million from this facility in November 2014 and the remaining $10.0 million in December 2014.
For the Baltimore FF&E Facility, the loan bears interest at a floating rate per annum equal to the adjusted LIBOR plus 7.5%. The adjusted LIBOR will be determined by the administrative agent and will equal to the greater of (i) the LIBOR in effect for such interest period multiplied by statutory reserves and (ii) 1.25%.
The Baltimore FF&E Facility has covenants and events of default substantially consistent with the Baltimore Credit Facility, and other restrictive covenants customary for FF&E facilities of this type.
Management believes that CGP LLC is in compliance with the Baltimore Credit Facility and Baltimore FF&E Facility covenants as of December 31, 2014.
Cromwell Credit Facility
In November 2012, The Cromwell entered into a $185.0 million, seven-year senior secured credit facility bearing interest at LIBOR plus 9.75% with a LIBOR floor of 1.25% (the "Cromwell Credit Facility") to fund the renovation of the former Bill's Gamblin' Hall and Saloon into a boutique lifestyle hotel, rebranded as The Cromwell. The renovation included a complete remodeling of the guest rooms, casino floor, and common areas, the addition of a second floor restaurant, and the construction of an approximately 65,000 square foot rooftop pool and dayclub/nightclub. The Cromwell owns the property and the dayclub/nightclub is leased to a third party. The proceeds of the Cromwell Credit Facility were funded during the fourth quarter of 2012 and are included as Restricted cash on the Combined and Consolidated Balance Sheets until drawn to pay for costs incurred in the renovation. The Cromwell’s gaming floor opened on April 21, 2014 and its 188 hotel rooms became available to guests starting on May 21, 2014.
As of December 31, 2014, the book value of the Cromwell Credit Facility was presented net of the unamortized discount of $4.6 million and the effective interest rate was 11.90%.

The Cromwell Credit Facility also contains certain affirmative and negative covenants and requires The Cromwell to maintain, for each of the second and third full fiscal quarters following the renovated Project's opening date, at least $7.5 million in consolidated EBITDA from The Cromwell, including the third-party leased dayclub/nightclub operations ("Consolidated Cromwell EBITDA"). In addition, beginning in the fourth full fiscal quarter after the renovated Project's opening date and for the three full fiscal quarters thereafter, the Cromwell Credit Facility also requires The Cromwell to maintain a SSLR of no more than 5.25 to 1.00, which is the ratio of The Cromwell's first lien senior secured net debt to Consolidated Cromwell EBITDA. Upon the second anniversary date of the Project's opening, the SSLR for the following four fiscal quarters may not exceed 5.00 to 1.00, until the third anniversary of the Project's opening and for each fiscal quarter thereafter in which the SSLR may not exceed 4.75 to 1.00.
During the quarter ended December 31, 2014, we believe The Cromwell failed to meet the covenant of achieving Consolidated Cromwell EBITDA of at least $7.5 million. The Cromwell Credit Facility allows us to cure this covenant by making a cash cure payment which we intend to make during the first quarter of 2015.
As of December 31, 2014, the assets of The Cromwell were pledged as collateral for the Cromwell Credit Facility.
Capital Leases
CGP LLC has entered into multiple capital leases for gaming and wireless internet equipment. The assets related to these capital leases were included in Land, property and equipment, net in the accompanying Combined and Consolidated Balance Sheets, and within Furniture, fixtures, and equipment in Note 4 — Land, Property and Equipment, net. The leases had an outstanding liability balance of $3.9 million and $2.1 million as of December 31, 2014 and 2013, respectively.
Special Improvement District Bonds
In 2008, Bally's Las Vegas entered into a District Financing Agreement with Clark County, Nevada (the "County"). In accordance with the agreement, the County issued Special Improvement District Bonds to finance land improvements at Bally's Las Vegas and at an affiliate casino property, Caesars Palace. Of the total bonds issued by the County, $16.5 million was related to Bally's Las Vegas. These bonds bear interest at 5.30%, have principal and interest payments on June 1st of every year and interest only payments on December 1st of every year. The Special Improvement District Bonds mature on August 1, 2037.
Financing Obligations
During 2013, CGP LLC entered into multiple finance agreements for a total of $7.2 million for gaming equipment. The assets related to these agreements are included in Land, property and equipment, net of accumulated depreciation in the accompanying Combined and Consolidated Balance Sheets, and within Furniture, fixtures and equipment in Note 4 — Land, Property and Equipment, net.
Escrow Release
In connection with the Second Closing, CGPH repaid in full the $700.0 million First Closing Term Loan and the $476.9 million senior secured term loan of PHWLV. The purchase price of the Second Closing and the repayment of the debt noted in the prior sentence were funded by the Borrower with the proceeds of the 2022 Notes and CGPH Term Loan of the Borrower, which were previously held in escrow.
As previously disclosed, the Issuers were, prior to the release of such proceeds from escrow, not in compliance with the covenant in the indenture governing the 2022 Notes stating that they will not own, hold or otherwise have any interest in any assets other than the escrow account and cash or cash equivalents prior to the expiration of the Escrow Period (as defined in the indenture governing the 2022 Notes). Upon the release of the proceeds of the 2022 Notes from escrow, the Issuers cured such default.
Funds held in escrow under this agreement were classified as restricted cash, the result of which were large increases and decreases in restricted cash for the year ended December 31, 2014 as presented in the Combined and Consolidated Statements of Cash Flows.
Intercreditor Agreement and Collateral Agreements
On May 20, 2014, in connection with the Second Closing, US Bank National Association, as trustee under the 2022 Notes (in such capacity, the "Trustee"), entered into a second lien intercreditor agreement (the "Second Lien Intercreditor Agreement") with Credit Suisse AG, Cayman Islands Branch, as collateral agent under the First Lien Collateral Agreement (as defined below) (in such capacity, the "First Lien Collateral Agent") that establishes the subordination of the liens securing the 2022 Notes to the liens securing first priority lien obligations, including the $1.325 billion senior secured credit facilities (the "Senior Secured Credit Facilities"), which consist of the CGPH Term Loan and the Revolving Credit Facility and certain other matters relating to the administration of security interests.

On May 20, 2014, the Borrower, the subsidiary guarantors and the First Lien Collateral Agent also entered into the collateral agreement (first lien) (the "First Lien Collateral Agreement") and other security documents defining the terms of the security interests that secure the Senior Secured Credit Facilities, the related guarantees and Other First Priority Lien Obligations (as defined therein). These security interests will secure the payment and performance when due of all of the obligations of the Borrower and the subsidiary guarantors under the Senior Secured Credit Facilities, the related guarantees and the security documents.
Additionally, the Issuers, the subsidiary guarantors and the Trustee also entered into the collateral agreement (second lien) (the "Second Lien Collateral Agreement") and other security documents defining the terms of the security interests that secure the 2022 Notes, the related guarantees and Other Second Lien Obligations (as defined therein). These security interests will secure the payment and performance when due of all of the obligations of the Issuers and the subsidiary guarantors under the 2022 Notes, the related guarantees, the indenture governing the 2022 Notes and the security documents.
Subject to the terms of the security documents described above, including the First Lien Collateral Agreement and the Second Lien Collateral Agreement, the Borrower (or Issuers, as applicable) and the subsidiary guarantors have the right to remain in possession and retain exclusive control of the collateral securing the 2022 Notes and the Senior Secured Credit Facilities (other than any cash, securities, obligations and cash equivalents constituting part of the collateral and deposited with the First Lien Collateral Agent in accordance with the provisions of the security documents and other than as set forth in such security documents), to freely operate the collateral and to collect, invest and dispose of any income therefrom.
Note 8 — Financial Instruments
Restricted Cash
The total balance in Restricted cash at December 31, 2014 and 2013 was $40.0 million and $359.8 million, respectively.
The Cromwell Credit Facility, further described in Note 7 — Debt, is secured by the property, and funds borrowed that have not been spent on the development, as well as funds borrowed for interest service, are deemed restricted and are included in restricted cash. Amounts deposited into the specified reserve funds under this agreement aggregated to $5.1 million and $98.4 million at December 31, 2014 and 2013, respectively.
Pursuant to an escrow agreement and subsequent release, as further described in Note 7 — Debt, and in connection with the Second Closing, certain amounts deposited into a segregated escrow account were classified as restricted cash. The result of this classification are significant increases and decreases in restricted cash during the year ended December 31, 2014, as presented in the Combined and Consolidated Statements of Cash Flows.
Harrah's New Orleans had restricted cash of $2.6 million and $1.0 million at December 31, 2014 and 2013, respectively, to guarantee workers' compensation payments and for capital replacements required under the Rivergate Development Corporation lease agreement.
Through May 2014, the Planet Hollywood Amended and Restated Loan Agreement, further described in Note 7 — Debt, included affirmative covenants that required maintaining certain reserve funds in respect of property taxes, insurance, interest and ongoing furniture, fixtures and equipment purchases or property improvements. These funds were deemed restricted and aggregated to $41.0 million included in restricted cash as of December 31, 2013. In connection with the Second Closing in May 2014, CGPH repaid this loan and the related restrictions on cash at Planet Hollywood were released.
In connection with amounts borrowed under the Baltimore Credit Facility, construction obligations associated with the Baltimore Development and the completion guarantee (see Note 7 — Debt) were deemed restricted and aggregated to $31.9 million and $219.3 million included in restricted cash as of December 31, 2014 and 2013, respectively.
Investment in CES
Investment in CES, further described in Note 19 — Related Party Transactions, consists of membership interests in CES which is a variable interest entity of which we are not the primary beneficiary and is therefore accounted for under the cost method. Initial contributions by the Members included a $22.5 million cash payment by CGP LLC on behalf of CGPH. Pursuant to a capital call during the fourth quarter of 2014, CGP LLC contributed an additional $0.1 million on behalf of CGPH.
CIE Convertible Notes
In March 2012, Rock Gaming and CIE entered into an agreement pursuant to which Rock Gaming purchased approximately 6,155 shares of CIE common stock for $30.4 million in cash and agreed to purchase additional shares of CIE common stock on or before July 2, 2012. In June 2012, CIE and Rock Gaming modified the agreement with Rock Gaming such that CIE issued to Rock Gaming approximately 382 shares of CIE common stock and a promissory note for $28.5 million in exchange for $30.4 million in cash. The promissory note was convertible into approximately 5,773 shares of CIE common stock. In November 2012, CIE issued to Rock Gaming an additional promissory note for $19.2 million in exchange for $19.2 million in cash. The additional promissory note was convertible into approximately 3,140 shares of CIE common stock. As the notes were expected to be converted into equity, both promissory notes were classified as long-term in CGP LLC's Combined and Consolidated Balance Sheets at December 31, 2013. Both promissory notes automatically converted into 8,913 shares of CIE common stock in November 2014.
Derivative Instruments
On December 9, 2013, Planet Hollywood entered into an interest rate cap agreement for a notional amount of $501.4 million at a LIBOR cap rate of 7.0% which matures on April 9, 2015. Planet Hollywood did not designate the interest rate cap agreement as a cash flow hedge. Therefore, any change in fair value was recognized in interest expense during the period in which the change in value occurred.
The effect of derivative instruments in the Combined and Consolidated Statements of Operations for the year ended December 31, 2014 and the period from October 22 through December 31, 2013 was immaterial.
In connection with the Transactions on October 21, 2013, CGP LLC recorded a liability of $167.8 million representing the fair value of additional non-voting membership units contingently issuable to Caesars Entertainment during 2016. The contingently issuable non-voting membership units' fair value is based upon a multiple of EBITDA for a specified portion of CIE's social and mobile games earnings for the calendar year 2015 in excess of a predetermined threshold and includes a maximum payout threshold. The fair value of the contingently issuable non-voting membership units at December 31, 2014 and 2013 was $345.2 million and $306.5 million, respectively. For the year ended December 31, 2014 and the period from October 22 through December 31, 2013, the change in fair value of $38.7 million and $138.7 million, respectively, is reported within the CGP LLC Combined and Consolidated Statements of Operations.
CGP LLC had no derivatives designated as hedging instruments at December 31, 2014 and 2013.
Note 9 — Equity and Non-controlling Interests
Membership Units
In connection with the Transactions, CAC used the proceeds from the exercise of basic subscription rights to purchase 100% of the voting units of CGP LLC in the form of common shares. Additionally, CGP LLC issued non-voting units in the form of common shares to Caesars Entertainment in exchange for the Contributed Assets. See Note 1 — Description of Business and Summary of Significant Accounting Policies. CGP LLC distributed a total of 135,771,882 shares of voting units and 184,769,554 shares of non-voting units.
In connection with the Transactions, CGP LLC recorded a liability of $167.8 million representing the Transactions date fair value of additional non-voting membership units contingently issuable to Caesars Entertainment in 2016. The contingently issuable non-voting membership units' fair value is based upon a multiple of EBITDA for a specified portion of CIE's social and mobile games earnings for the calendar year 2015 in excess of a predetermined threshold and includes a maximum payout threshold. The fair value of the contingently issuable non-voting membership units at December 31, 2014 and 2013 was $345.2 million and $306.5 million, respectively.
On October 21, 2014, CGP issued 521,218 voting units to CAC in connection with shares issued pursuant to the Equity Plan. See Note 19 — Related Party Transactions.
Call Right
Pursuant to the certificate of incorporation of CAC and the CGP Operating Agreement, after October 21, 2016, Caesars Entertainment and/or its subsidiaries will have the right, which it may assign to any of its affiliates or to any transferee of all non-voting units of CGP LLC held by subsidiaries of Caesars Entertainment, to acquire all or a portion of the voting units of CGP LLC (or, at the election of CAC, shares of CAC’s Class A common stock) not otherwise owned by Caesars Entertainment and/or its subsidiaries at such time. The purchase consideration may be, at Caesars Entertainment’s option, cash or shares of Caesars Entertainment’s common stock valued at market value, net of customary market discount and expenses, provided that the cash portion will not exceed 50% of the total consideration in any exercise of the call right. The purchase price will be the greater of (i) the fair market value of the voting units of CGP LLC (or shares of CAC’s Class A common stock) at such time based on an independent appraisal or (ii) the initial capital contribution in respect of such units plus a 10.5% per annum return on such capital contribution, subject to a maximum return on such capital contribution of 25% per annum, taking into account prior distributions with respect to such units.
The call right may be exercisable in part by Caesars Entertainment (up to three times), but until the call right is exercised in full, any voting units of CGP LLC (or shares of CAC’s Class A common stock) acquired by Caesars Entertainment will be converted into non-voting units of CGP LLC (or non-voting shares of CAC’s Class B common stock). Additionally, the call right may only be exercised by Caesars Entertainment and/or its subsidiaries if, at the time of such exercise, (w) Caesars Entertainment and CAC enter into a resale registration rights agreement with respect to the shares of Caesars Entertainment common stock used as all or a portion of the purchase consideration in connection with the exercise of the call right, (x) the common stock of Caesars Entertainment (i) is registered with the Securities and Exchange Commission, (ii) is listed for trading and trades on a national securities exchange, and (iii) issuable upon exercise of the call right will represent, in the aggregate, not more than one half of the total Caesars Entertainment’s common stock issued and outstanding giving effect to the exercise of the call right, (y) Caesars Entertainment has a minimum liquidity of $1.0 billion and a maximum net debt leverage ratio of 9.00 to 1.00, and (z) no event of default has occurred and is in effect under any financing agreement of Caesars Entertainment or its subsidiaries. Further, in the event that a stockholder vote of Caesars Entertainment is required in connection with the exercise of such call right, receipt of affirmative approval of such vote will be a condition to the exercise of the call right and at the closing of the Transactions, affiliates of the Sponsors will enter into a voting support agreement in favor of any such stockholder approval. In addition, a majority of the independent directors of the board of directors of Caesars Entertainment must approve the exercise of the call right by Caesars Entertainment and/or its subsidiaries. The call right will be transferable to a transferee that also receives a transfer of all the non-voting units of CGP LLC, and exercisable by the transferee upon the same terms and conditions as apply to Caesars Entertainment and its subsidiaries.
Following October 21, 2018 and until April 21, 2022, our Board will have the right to cause a liquidation of CGP LLC, including the sale or winding up of CGP LLC, or other monetization of all of its assets and the distribution of the proceeds remaining after satisfaction of all liabilities of CGP LLC to the holders of CGP LLC’s units according to the waterfall described below. On April 21, 2022 (unless otherwise agreed by Caesars Entertainment and CAC), if our Board has not previously exercised its liquidation right, the CGP Operating Agreement provides that CGP LLC shall, and our Board shall cause CGP LLC to, effect a liquidation.
Upon a liquidation, partial liquidation or sale of material assets, all net cash and other assets not monetizable of CGP LLC shall, subject to applicable gaming regulatory laws, be distributed as follows: (i) first, to all units held by CAC until amounts distributed equal return of CAC’s initial capital contribution plus a 10.5% per annum of return on such capital contribution (such return to begin accruing on the proceeds in excess of the purchase price of Planet Hollywood, Horseshoe Baltimore and 50% of the related management fees only upon the investment of such excess proceeds by CGP LLC); (ii) second, to all units held by Caesars Entertainment and/or its subsidiaries until Caesars Entertainment catches up to its respective amount distributed in provision (i) (including the 10.5% per annum of return on the initial capital contribution) and (iii) third, to all holders of units pro-rata.
The structure pursuant to which CGP LLC will effect a liquidating distribution, sale of CGP LLC or other similar transaction that provides liquidity to the holders of CGP LLC’s units as described above will be determined by a special-purpose Liquidation Committee that will include representatives from Caesars Entertainment and CAC. In connection with any liquidation of CGP LLC, CAC will have an approval right over any sale or other monetization of assets of CGP LLC that would not exceed the greater of (x) the book value of CGP LLC, and (y) the value of CGP LLC as determined by an appraiser selected by CAC.
Baltimore Joint Venture
In February 2014 CGP LLC's joint venture, CRBH, sold a portion of its interest in CBAC Gaming, the entity which owns a majority of the interests in the Horseshoe Baltimore joint venture to an existing joint venture partner, CVP. Effective ownership of the Horseshoe Baltimore joint venture prior to and after the sale are described in the table below.

	Prior to Q1 2014 Sale	After Q1 2014 Sale
Caesars Baltimore Investment Company, LLC	51.8%	40.9%
Rock Gaming Mothership, LLC	36.8%	29.0%
CVPR Gaming Holdings, LLC	4.0%	22.7%
STRON-MD Limited Partnership	4.8%	4.8%
PRT Two, LLC	2.6%	2.6%
Non-controlling Interest
The following is a summary of CGP LLC's net loss attributable to non-controlling interests:

(In millions)	Year Ended December 31, 2014	October 22, 2013 Through December 31, 2013
Net loss attributable to redeemable non-controlling interests	$(2.3)	$(0.4)
Net loss attributable to non-controlling interests	(30.7)	(4.2)
Net loss attributable to non-controlling interests	$(33.0)	$(4.6)

Redeemable Non-controlling Interest
As of December 31, 2014 and 2013, STRON-MD Limited Partnership holds 4.8% of the Horseshoe Baltimore joint venture. Their non-controlling interest contains an embedded put feature that may cause CGP LLC, at any time, to purchase all of STRON-MD Limited Partnership’s interest in Horseshoe Baltimore at fair market value after the commencement of operations. This election is at the option of the holder, which is therefore not within the control of the issuer. As such, for accounting purposes, their ownership interest is presented as redeemable non-controlling interest presented outside of permanent equity on the Combined and Consolidated Balance Sheets.
The changes in the carrying amount of Redeemable non-controlling interests were as follows:

(In millions)
Balance as of October 22, 2013	$4.3
Net loss attributable to redeemable non-controlling interests	(0.4)
Balance as of December 31, 2013	3.9
Net loss attributable to redeemable non-controlling interests	$(2.3)
Balance as of December 31, 2014	$1.6
Net loss attributable to redeemable non-controlling interests from the Horseshoe Baltimore joint venture for the periods presented was recognized in the Combined and Consolidated Statements of Operations, but was not recognized in the Combined and Consolidated Statements of Equity as it was accounted for as mezzanine equity.
Debt Conversion to Caesars Interactive Common Stock
On November 15, 2014, Rock Gaming converted the promissory notes into 8,913 shares of Caesars Interactive common stock. As of December 31, 2014, non-controlling interest of Caesars Interactive was 16.7%. For the twelve months ended December 31, 2014, and for the period of October 22, 2013 through December 31, 2013, net loss attributable to the non-controlling interest of Caesars Interactive was $4.5 million and $0.9 million, respectively (See Note 8 — Financial Instruments in CIE Convertible Notes).
Accumulated Other Comprehensive Income
Accumulated other comprehensive income consists of unrealized gains on Investments in notes from related party for the period from October 22 through December 31, 2013, net of taxes. For the period from October 22 through December 31, 2013, there were no amounts reclassified out of Accumulated other comprehensive income.
In July 2014, CGP LLC sold certain Investments in notes from related party and reclassified $99.4 million related to the associated gain out of Accumulated other comprehensive income on the Combined and Consolidated Balance Sheets into Gain on sale of investment in notes from related party on the Combined and Consolidated Statements of Operations. In August 2014, CGP LLC distributed the remaining Investments in notes from related party and immediately prior to the distribution reclassified $63.5 million related to impairment to release losses out of Accumulated other comprehensive income on the Combined and Consolidated Balance Sheets into Impairment of investment in notes from related party on the Combined and Consolidated Statements of Operations (see Note 19 — Related Party Transactions). Up to the dates of the sale and distribution of the Investments in notes, CGP LLC recorded unrealized losses totaling $197.7 million in Accumulated other comprehensive income.

Note 10 — Income Taxes
CGP LLC is taxed as a partnership for U.S. federal and state income tax purposes whereby any income or losses are allocated to the CGP LLC Members and taxed by each Member. CGP LLC has a corporate subsidiary, CIE, for which federal, state and foreign income taxes were provided. CGP LLC’s provision for income taxes also included the allocated income taxes from the consolidated Caesars Entertainment provision for income taxes for the period up to the date of acquisition by CGP LLC for the properties acquired from CEOC in May 2014. No provision for income taxes is reported for properties within the Casino Properties and Developments business unit of CGP LLC that were acquired in 2013 as such properties were taxed as a partnership for federal and state income tax purposes whereby any income or losses were allocated to the CGP LLC owners and taxed by each owner.
The components of income/(loss) before income taxes and the related provision for U.S. and other income taxes were as follows:

(In millions)	Year Ended December 31, 2014	October 22, 2013 Through December 31, 2013
Income before Income Taxes
United States	$(264.2)	$(135.6)
Outside of the United States	115.5	18.4
Total loss before income taxes	$(148.7)	$(117.2)

(In millions)	Year Ended December 31, 2014	October 22, 2013 Through December 31, 2013
Income Tax Provision
United States
Current (Federal & State)	$19.6	$6.1
Deferred (Federal & State)	(13.2)	(4.1)
Outside of the U.S.
Current	48.6	5.7
Deferred	(6.1)	(0.6)
Total income tax provision	$48.9	$7.1
The differences between the U.S. statutory federal income tax at 35% and the provision for income taxes presented in the Combined and Consolidated Statement of Operations were as follows:

	December 31, 2014	October 22, 2013 Through December 31, 2013
Statutory federal tax	$(52.0)	$(41.0)
Increases/(decreases) in tax resulting from:
Non-taxable LLC loss	69.1	43.0
Deferred taxes provided on foreign retained earnings	13.2	7.6
State tax, net of federal benefit	0.9	0.4
Foreign income taxed at lower rates than the US	(12.0)	(1.3)
Nondeductible lobbying	0.5	0.1
Nondeductible stock-based compensation	22.5	4.0
Nondeductible acquisition costs	7.2	—
Change in federal valuation allowance	—	(5.6)
Other	(0.5)	(0.1)
Provision for income taxes	$48.9	$7.1

The major components of the Deferred tax assets and liabilities in CGP LLC's Combined and Consolidated Balance Sheets were as follows:

	December 31,
(In millions)	2014	2013
Deferred tax assets
Compensation programs	$15.2	$10.6
Research and development costs	5.7	3.9
Net operating losses	2.1	7.9
Foreign tax credit carryover	11.7	—
Federal general business tax credit carryover	0.3	—
Intangible assets	—	18.8
Deferred revenue	1.6	1.7
Other	0.2	4.2
Subtotal	36.8	47.1
Less: valuation allowance	(2.1)	(1.7)
Total deferred tax assets	34.7	45.4

Deferred tax liabilities
Intangible assets	15.3	50.6
Fixed assets	0.3	138.1
Unremitted earnings of foreign subsidiaries	13.2	7.8
Prepaid expenses	0.6	4.3
Total deferred tax liabilities	29.4	200.8
Net deferred tax asset/(liability)	$5.3	$(155.4)
As a result of certain realization requirements of ASC 718, Compensation – Stock Compensation, the table of deferred tax assets and liabilities shown above does not include certain Deferred tax assets as of December 31, 2014, that arose directly from tax deductions related to stock-based compensation that are greater than the compensation recognized for financial reporting. Equity will be increased by $0.6 million if and when such deferred tax assets are ultimately realized.
CIE has positive evidence in the form of prudent and feasible tax-planning strategies such that no valuation allowance is necessary against the federal foreign tax credit carryforwards. In addition, CIE records a deferred tax liability for unremitted earnings from its profitable Israeli subsidiary, which provides positive evidence for the utilization of its remaining federal deferred tax assets. As of December 31, 2014, CIE had U.S. foreign tax credit carry-forwards of $12.3 million. These foreign tax credits will begin to expire in 2024. The amount of these tax credit carry-forwards for which the tax benefit will be recorded to Additional paid-in capital when realized is $0.6 million. As of December 31, 2014, CIE had federal general business credit carryforwards of $0.3 million which will be begin to expire in 2033. As of December 31, 2014, CIE had state tax credit carryforwards of $0.4 million and state NOL carry-forwards of $2.4 million. The deferred tax assets associated with these state tax credits and NOL carryforwards along with the other state deferred tax assets are subject to a full valuation allowance as CGP LLC believes these assets do not meet the "more likely than not" criteria for recognition under ASC Topic 740. These state tax credits and NOL carryforwards will begin to expire in 2032.
NOL carryforwards for CIE’s foreign subsidiaries were $6.3 million as of December 31, 2014. The deferred tax assets associated with the foreign NOLs are subject to a full valuation allowance as CGP LLC believes these assets do not meet the "more likely than not" criteria for recognition under ASC Topic 740. These foreign NOL carryforwards do not expire.
CIE does not provide for deferred taxes on the excess of the financial reporting over the tax basis in its investments in foreign subsidiaries that are essentially permanent in duration. That excess is estimated to total $82.2 million at December 31, 2014. The additional deferred taxes, including foreign withholding taxes that have not been provided are estimated at $11.5 million at December 31, 2014. During 2013, after the contribution of CIE to CGP LLC by Caesars Entertainment, management decided to repatriate earnings from its Playtika Ltd. ("Playtika") foreign subsidiary due to changes in CIE’s access to capital. As such, CIE recorded a deferred tax liability of $13.2 million which represents the additional deferred taxes, including foreign withholding taxes, which would be payable by CIE upon repatriation of Playtika’s retained earnings as of December 31, 2014.

A reconciliation of the beginning and ending amounts of gross unrecognized tax benefits is as follows:

(In millions)	Unrecognized Tax Benefits
Balance at October 22, 2013	$0.2
Additions on tax positions of prior years	—
Balance at December 31, 2013	0.2
Reduction on tax positions of prior years	(0.2)
Balance at December 31, 2014	$—
CIE classifies reserves for tax uncertainties within Deferred credits and other in its Combined and Consolidated Balance Sheets, separate from any related income tax payable or deferred income taxes. Reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions as well as potential interest or penalties associated with those liabilities.
CIE recognizes interest and penalties accrued related to unrecognized tax benefits in Income tax expense. CIE did not accrue any material interest and penalties for the year ended December 31, 2014 and the period from October 22 through December 31, 2013 related to uncertain tax positions. Included in the balance of unrecognized tax benefits at December 31, 2014 are approximately zero in unrecognized tax benefits that, if recognized, would impact the effective tax rate.
CIE files income tax returns, including returns for its subsidiaries, with federal, state and foreign jurisdictions. The tax years that remain open for examination for CIE’s major jurisdictions are 2011 through 2014 for the U.S. and Canada, and 2011 through 2014 for Israel.
Note 11 — Fair Value Measurements
The fair value hierarchy defines fair value as an exit price, representing the amount that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. The fair value hierarchy establishes three tiers, which prioritize the inputs used in measuring fair value as follows:

Level 1:	Observable inputs such as quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date;
Level 2:	Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and
Level 3:	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The following table represents the fair value of CGP LLC's assets and liabilities that are required to be measured at fair value:

	December 31, 2014
(In millions)	Total	Level 1	Level 2	Level 3
Liabilities:
Contingent consideration related to acquisitions	$66.0	$—	$—	$66.0
Contingently issuable non-voting membership units	345.2	—	—	345.2
Caesars Interactive stock-based compensation liability	103.2	—	—	103.2

	December 31, 2013
(In millions)	Total	Level 1	Level 2	Level 3
Assets:
Investments in notes from related party	$931.6	$—	$931.6	$—
Liabilities:
Contingent consideration related to acquisitions	62.0	—	—	62.0
Contingently issuable non-voting membership units	306.5	—	—	306.5
Caesars Interactive stock-based compensation liability	39.7	—	—	39.7

	Contingently Issuable Non-Voting Membership Units	Contingent Consideration	Caesars Interactive Stock-based Compensation Liability
(In millions)	Level 3	Level 3	Level 3
Balance at October 22, 2013	$167.8	$59.1	$23.4
Change in fair value	138.7	2.9	16.3
Balance at December 31, 2013	306.5	62.0	39.7
Additions	—	36.3	—
Payments	—	(65.0)	(27.6)
Change in fair value	38.7	32.7	91.1
Balance at December 31, 2014	$345.2	$66.0	$103.2
The following section describes the valuation methodologies used to measure fair value including key inputs and significant assumptions for assets and liabilities that are required to be measured at fair value, plus other fair value considerations.
Investments in Notes from Related Party
CGP LLC's investments in notes from related party consist solely of senior notes previously issued by CEOC which were acquired by Caesars Entertainment in transactions unrelated to the Transactions. Up to August 2014, all investments in notes from related party were classified as available-for-sale and are recorded as non-current assets. As these notes were not actively traded in open-market transactions, the fair value of these notes had been determined based upon quoted prices of similar, but not identical, notes in active markets, which constitute Level 2 inputs. These traded prices may not factor in other discounts, such as discounts for block trades or lack of marketability, which could yield different estimates of fair value if such discounts were considered.
On May 5, 2014, CGP LLC entered into a note purchase agreement to sell a portion of its CEOC Notes back to CEOC at fair market value. On July 29, 2014, CGP LLC received $451.9 million of consideration (including $3.8 million for interest) in connection with the CEOC Notes purchase transaction and recognized a gain of $99.4 million.
On August 6, 2014, CGP LLC effectuated a distribution of its remaining 5.75% and 6.50% CEOC Notes as a dividend to its members, pro-rata based upon each member’s ownership percentage in CGP LLC (the "Notes Distribution"). Immediately prior to the Notes Distribution, CGP LLC recorded an impairment charge of $63.5 million to release losses that had been accumulated in equity, given that CGP LLC would not recover its amortized cost basis in the CEOC Notes (see Note 19 — Related Party Transactions).
Contingent Consideration Related to Acquisitions
The Company records contingent amounts payable to the former owners of acquired companies (commonly referred to as earn-out payments) as part of the acquisition date purchase price allocation. Contingent liabilities are remeasured to fair value through settlement in accordance with ASC 805. Changes in the fair value of the contingent consideration liability that relate to changes in facts and circumstances subsequent to the acquisition date measurement period are recorded as a Change in fair value of contingent consideration in the accompanying Combined and Consolidated Statements of Operations. Changes in the fair value of the liability that are the result of the time value of money are considered costs of financing the acquisition and are recorded as Interest expense, net of capitalized interest in the accompanying Combined and Consolidated Statements of Operations.
CGP LLC recorded $5.6 million in contingent consideration as part of the purchase price allocation related to the acquisition of Buffalo Studios LLC ("Buffalo" or "Buffalo Studios") in December 2012. To determine the fair value of the liability at the measurement date and subsequent to the measurement date, the Company used a probability-weighted approach, which considered multiple forecasted EBITDA levels and the related likelihood of achieving those levels. For the period ended October 22 through December 31, 2013 and the year ended December 31, 2014, the Company recorded $2.9 million and less than $0.1 million, respectively, related to the change in fair value of this liability. At December 31, 2013, the fair value of this liability was $58.5 million. CGP LLC settled the contingent liability related to this acquisition for $58.5 million in April 2014.

CGP LLC recorded $30.5 million in contingent consideration as part of the purchase price allocation related to the acquisition of Pacific Interactive in February 2014. The contingent consideration for this acquisition is capped at $65.0 million less a working capital adjustment of $0.5 million. CGP LLC has settled $2.0 million of this liability as of December 31, 2014. To determine the fair value of the liability at the measurement date and subsequent to the measurement date, CGP LLC used a probability-weighted approach, which considered multiple forecasted EBITDA levels and the related likelihood of achieving those levels. For the year ended December 31, 2014, CGP LLC recorded $33.4 million related to the change in fair value of this liability, of which $32.1 million related to changes in facts and circumstances subsequent to the measurement period and $1.3 million related to financing costs. At December 31, 2014, the effective interest rate used to compute interest related to this liability was 4.1% and the fair value of this liability was $61.9 million.
At December 31, 2014, the aggregate fair market value of contingent consideration related to the acquisition of WSOP mobile poker game, Sharksmile, Ruby and Pacific Interactive totaled $66.0 million.
At December 31, 2013, the aggregate fair market value of contingent consideration related to the acquisition of Buffalo Studios, WSOP mobile poker game, Sharksmile and Clickwall totaled $62.0 million. Contingent consideration related to acquisitions is included in Accrued expenses, as well as Deferred credits and other in the Combined and Consolidated Balance Sheets, based on the expected settlement date.
Contingently Issuable Non-voting Membership Units
Pursuant to the terms of the Transactions, CGP LLC is obligated to issue additional non-voting membership units to Caesars Entertainment to the extent that the earnings from certain portions of CIE's social and mobile games business exceeds a specified threshold amount in 2015. Upon consummation of the Transactions, CGP LLC recorded an initial liability of $167.8 million representing the fair value of additional non-voting membership units contingently issuable to Caesars Entertainment during 2016 in accordance with these terms. The number of units to be issued is capped at a value of $225.0 million divided by the value of the non-voting units at the date of the Transactions. This instrument is considered a derivative instrument (See Note 8 — Financial Instruments). Therefore, the balance of this liability is adjusted to reflect the expected number of non-voting units to be issued at the current estimated fair value of those units at each reporting date. Both the estimate of the number of units to be issued and the estimated fair value of non-voting units at the reporting date fall into Level 3 within the fair value hierarchy. Fair value is based upon a multiple of EBITDA for a specified portion of CIE's social and mobile games earnings for the calendar year 2015 in excess of a predetermined threshold and includes a maximum payout threshold. The significant unobservable input used in the fair value measurement of the Contingently issuable non-voting membership units payable is forecasted earnings. The change in value between reporting dates is reported within the Combined and Consolidated Statements of Operations.
Caesars Interactive Stock-based Compensation Liability
Caesars Interactive grants share-based payment awards to employees under the Plan. Refer to Note 15 — Stock-based Compensation and Employee Benefit Plans for a description of each of the awards granted under the Plan, the significant inputs used to value the awards, and the valuation techniques.

Items Measured at Fair Value on a Non-Recurring Basis

		Fair Value Measurements at Reporting Date Using
		Quoted Prices in Active Markets for Identical Financial Instruments	Significant Other Observable Inputs	Significant Unobservable Inputs
(In millions)	Net Book Value as of December 31, 2014	Level 1	Level 2	Level 3	Total Impairments for the Year Ended December 31, 2014
Goodwill	$299.7	$—	$—	$299.7	$147.5
As of December 31, 2014, total goodwill measured at fair value was $299.7 million, and we recorded impairment charges related to goodwill at Bally's Las Vegas of $147.5 million for the year then ended due to a decline in recent performance and downward adjustments to expectations of future performance at the property. Our assessment of goodwill included an assessment using various Level 2 (EBITDA multiples and discount rate) and Level 3 (forecasted cash flows) inputs. See Note 1 — Description of Business and Summary of Significant Accounting Policies for more information on the application of the use of fair value to measure goodwill.
Other Fair Value Considerations
CGP LLC's determination of stock-based compensation includes the valuation of CIE’s common stock and the related options and warrants using various Level 2 and Level 3 inputs.
Entities are permitted to choose to measure certain financial instruments and other items at fair value. CGP LLC has not elected the fair value measurement option for any of its assets or liabilities that meet the criteria for this option.
As of December 31, 2014, CGP LLC's outstanding debt with third parties had an estimated fair value of $2,171.5 million and book value of $2,325.8 million. As of December 31, 2013, the fair value of CGP LLC outstanding debt with third parties had an estimated fair value of $938.6 million and book value of $883.6 million. The increase from December 31, 2013 to December 31, 2014 is primarily attributable to the CGPH debt incurred for the purpose of acquiring the Acquired Properties partially offset by CGPH repaying the Planet Hollywood Loan in connection with the Second Closing in May 2014.
As our debt is not actively traded in open-market transactions, the fair value of debt has been determined based upon quoted prices of similar, but not identical, debt in active markets and are therefore classified as Level 2 inputs.
Note 12 — Litigation, Contractual Commitments and Contingent Liabilities
From time to time, CAC, Predecessor Growth Partners or CGP LLC may be subject to legal proceedings and claims in the ordinary course of business.
Horseshoe Baltimore
Multiple lawsuits have been filed against CBAC Gaming, LLC and CBAC Borrower, LLC ("CBAC"), the City of Baltimore, the Maryland Department of the Environment (“MDE”) and other parties in relation to the proposed location and the development of Horseshoe Baltimore. These cases allege violations of various environmental laws, violations of zoning laws and public nuisance, among other claims. Although CAC, Predecessor Growth Partners and CGP LLC believe that they have adequate defenses to these claims, an adverse judgment could result in additional costs, delays in construction, or injunctions.
In November 2012, the MDE granted approval of the Maryland Joint Venture’s amended response action plan ("RAP") under MDE’s Voluntary Cleanup Program that named the Maryland Joint Venture, rather than the City of Baltimore, as the party that will implement the RAP and redevelop the proposed location of Horseshoe Baltimore. On February 20, 2013, a group of local residents working with the non-profit Inner Harbor Stewardship Foundation (the "Foundation") filed a complaint in the Maryland Circuit Court challenging the legality of the MDE’s approval of the amended RAP. In the case, known as Ruth Sherrill, et al. v. State of Maryland Department of the Environment, et al., the plaintiffs claimed that the amended RAP was approved without complying with the public notice and participation requirements of Maryland law. The plaintiffs sought additional public notice and participation, and to obtain an injunction on, among other things, any construction activities at the site pending the resolution of the case. On March 14, 2013, the court denied the plaintiffs’ motion for a Temporary Restraining Order and Preliminary Injunction ("TRO"). The plaintiffs’ appeal of the TRO ruling was dismissed. On April 22, 2013, the plaintiffs filed an amended complaint adding a public nuisance claim to their original complaint. The defendants filed motions to dismiss the plaintiffs’ amended complaint and a hearing was held on June 14, 2013. The amended complaint was dismissed on November 6, 2013. The plaintiffs filed a notice of appeal on December 6, 2013 and oral argument occurred on October 3, 2014. No decision has been issued from the appellate court.

The plaintiffs issued a notice of intent to file a citizen suit under 42 U.S.C. §§ 6972(a)(1)(A) and (a)(1)(B) of the Resource Conservation and Recovery Act. This notice of intent indicated an intention to sue CBAC, the City of Baltimore, Whiting-Turner, the general contractor for the construction of the Horseshoe Baltimore Casino, and the Maryland Chemical Company, the former owner and operator of the site. The citizen suit was filed on September 19, 2013, but did not name Whiting-Turner. The defendants filed motions to dismiss on October 15, 2013 for lack of subject matter jurisdiction and failure to state a claim to which plaintiffs responded on November 1, 2013. The motions to dismiss were granted on July 16, 2014. An appeal was noted on August 13, 2014. Oral argument is scheduled before the 4th Circuit on March 25, 2015.
The decision of the Board of Municipal Zoning Appeals to grant variances for the site for Horseshoe Baltimore was appealed by separate parties on the basis of alleged procedural irregularities. The appeals were dismissed for lack of standing on October 11, 2013 and no appeal of that decision was timely filed.
On August 1, 2013, ten individuals claiming to represent a class of similarly situated individuals filed a complaint in the U.S. District Court for the Northern District of Maryland against the Maryland Department of the Environment, the City of Baltimore, the U.S. Environmental Protection Agency, CBAC Gaming, LLC ("CBAC Gaming"), Whiting-Turner Contracting Company and Urban Green Environmental, LLC. The 11 count complaint alleged that the RAP for the proposed location of Horseshoe Baltimore is inadequate and approved without appropriate public participation. The plaintiffs seek declaratory and injunctive relief, compensatory and punitive damages, and claim violations of civil rights laws and the Clean Water Act, civil conspiracy, and a variety of torts. The plaintiffs also sought a temporary restraining order, which the District Court denied on August 9, 2013. The plaintiffs amended their complaint on November 15, 2013 and again on December 26, 2013, adding 44 new plaintiffs and naming MDE, the Secretary of MDE, the City of Baltimore, the Mayor of the City of Baltimore, the Baltimore Development Corporation, and CBAC Gaming and CBAC Borrower as defendants. The defendants filed motions to dismiss on January 27, 2014 and the plaintiffs filed their oppositions on February 28, 2014. The case was dismissed on May 16, 2014 and no appeal was filed.
From time to time, the City of Baltimore may be subject to legal proceedings asserting claims related to the site. CBAC, Predecessor Growth Partners and CGP LLC have not been named as parties to these proceedings.
Four residents of Baltimore City and County issued a notice of intent to file a citizen suit under 33 U.S.C. § 1365(b) of the Clean Water Act against the City of Baltimore as owner of the site for water pollution alleged to originate there. A lawsuit was filed on behalf of two of the residents on July 2, 2013. The City of Baltimore moved to dismiss the complaint on August 28, 2013. One of the plaintiffs withdrew from the case on October 10, 2013. The U.S. District Court for the District of Maryland dismissed the case without prejudice on January 7, 2014 for lack of standing.
Two residents of Baltimore City filed suit on May 20, 2013 against the City of Baltimore, as owner of the site, alleging that the City of Baltimore was in violation of Maryland water pollution laws as a result of groundwater contamination alleged to be migrating from the site. The City of Baltimore was served with the complaint on June 12, 2013. An amended complaint was filed on July 19, 2013, which the City of Baltimore moved to dismiss on August 6, 2013. The plaintiffs dismissed the complaint without prejudice on September 12, 2013.
CAC-CEC Merger
On December 30, 2014, Nicholas Koskie, on behalf of himself and, he alleges, all others similarly situated, filed a lawsuit (the “Nevada Lawsuit”) in the Clark County District Court in the State of Nevada against CAC, CEC and members of the CAC board of directors Marc Beilinson, Philip Erlanger, Dhiren Fonseca, Don Kornstein, Karl Peterson, Marc Rowan, and David Sambur (the individual defendants collectively, the “CAC Directors”). The Nevada Lawsuit alleges claims for breach of fiduciary duty against the CAC Directors and aiding and abetting breach of fiduciary duty against CAC and CEC. It seeks (1) a declaration that the claim for breach of fiduciary duty is a proper class action claim; (2) to order the CAC Directors to fulfill their fiduciary duties to CAC in connection with the proposed merger between CAC and CEC announced on December 22, 2014 (the “Proposed Merger”), specifically by announcing their intention to (a) cooperate with bona fide interested parties proposing alternative transactions, (b) ensure that no conflicts exist between the CAC Directors’ personal interests and their fiduciary duties to maximize shareholder value in the Proposed Merger, or resolve all such conflicts in favor of the latter, and (c) act independently to protect the interests of the shareholders; (3) to order the CAC Directors to account for all damages suffered or to be suffered by the plaintiff and the putative class as a result of the Proposed Merger; and (4) to award the plaintiff for his costs and attorneys’ fees. It is unclear whether the Nevada Lawsuit also seeks to enjoin the Proposed Merger. CAC and the CAC Directors believe this lawsuit is without merit and will defend themselves vigorously. The deadline to respond to the Nevada Lawsuit has been indefinitely extended by agreement of the parties.
CEOC Bondholder Litigation
On August 4, 2014, Wilmington Savings Fund Society, FSB, solely in its capacity as successor indenture trustee for the 10% Second-Priority Senior Secured Notes due 2018 (the "Notes"), on behalf of itself and, it alleges, derivatively on behalf of CEOC, filed a lawsuit (the "Second Lien Lawsuit") in the Court of Chancery in the State of Delaware against CEC, CEOC, CGP

LLC, the Company, Caesars Entertainment Resort Properties, LLC (“CERP”), CES, Eric Hession, Gary Loveman, Jeffrey D. Benjamin, David Bonderman, Kelvin L. Davis, Marc C. Rowan, David B. Sambur, and Eric Press. The lawsuit alleges claims for breach of contract, intentional and constructive fraudulent transfer, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, and corporate waste. The lawsuit seeks (1) an award of money damages; (2) to void certain transfers, the earliest of which dates back to 2010; (3) an injunction directing the recipients of the assets in these transactions to return them to CEOC; (4) a declaration that CEC remains liable under the parent guarantee formerly applicable to the Notes; (5) to impose a constructive trust or equitable lien on the transferred assets; and (6) an award to the plaintiffs for their attorneys’ fees and costs. The only claims against CAC and CGP LLC are for intentional and constructive fraudulent transfer. CAC and CGP LLC believe this lawsuit is without merit and will defend themselves vigorously. A motion to dismiss this action was filed by CEC and other defendants in September 2014, and the motion was argued in December 2014. No decision on that motion has yet been issued. The parties agreed to stay discovery until a decision on the motion to dismiss is entered. During the Chapter 11 process, the action has been automatically stayed with respect to CEOC. On March 12, 2015, CEOC filed an adversary proceeding requesting the bankruptcy court to issue an order staying this case as to all claims against all defendants, including CAC and CGP LLC.
On August 5, 2014, CEC, along with CEOC, filed a lawsuit in the Supreme Court of the State of New York, County of New York, against certain institutional first and second lien note holders. The complaint states that such institutional first and second lien note holders have acted against the best interests of CEOC and other creditors, including for the purpose of inflating the value of their credit default swap positions or improving other unique securities positions. The complaint asserts claims for tortious interference with prospective economic advantage, declaratory judgment and breach of contract and seeks, among other things, (1) money damages; (2) a declaration that no default or event of default has occurred or is occurring and CEC and CEOC have not breached their fiduciary duties or engaged in fraudulent transfers or other violation of law; and (3) a preliminary and permanent injunction prohibiting the defendants from taking further actions to damage CEC or CEOC.
Defendants filed motions to dismiss this action in October 2014. The issue has now been fully briefed, and oral argument has been adjourned by agreement of the parties pending a decision by the Delaware Chancery Court on the motion to dismiss filed in the First Lien Lawsuit (described below). The parties have agreed to stay discovery until a decision on the motion to dismiss is issued in this action. CAC and CGP LLC are not parties to this lawsuit.
On September 3, 2014, holders of approximately $21 million of CEOC Senior Notes due 2016 and 2017 filed suit in federal district court in United States District Court for the Southern District of New York against CEC and CEOC, claiming broadly that an August 12, 2014 Note Purchase and Support Agreement between CEC and CEOC (on the one hand) and certain other holders of the CEOC Senior Notes (on the other hand) impaired their own rights under the Senior Notes. The lawsuit seeks both declaratory and monetary relief. On October 2, 2014, other holders of CEOC Senior Notes due 2016 purporting to represent a class of all holders of these Notes from August 11, 2014 to the present filed a substantially similar suit in the same court, against the same defendants, relating to the same transactions. Both lawsuits (the "Unsecured Note Lawsuits") have been assigned to the same judge. CEC and CEOC’s motion to dismiss both complaints was denied in substantial part by the court. Although the claims against CEOC have been automatically stayed during the Chapter 11 process, discovery has begun with respect to the plaintiffs' claims against CEC. CAC and CGP LLC are not party to these lawsuits.
On March 12, 2015, CEOC filed an adversary proceeding requesting the bankruptcy court to issue an order staying this case as to all claims against all defendants.
On November 25, 2014, UMB Bank, as successor indenture trustee for CEOC's 8.5% senior secured notes due 2020, filed a verified complaint ("the "First Lien Lawsuit") in Delaware Chancery Court against CEC, CEOC, CERP, the Company, CGP LLC, CES, and against individual, past and present members of the CEC and CEOC Boards of Directors, Gary Loveman, Jeffrey Benjamin, David Bonderman, Kelvin Davis, Eric Press, Marc Rowan, David Sambur, Eric Hession, Donald Colvin, Fred Kleisner, Lynn Swann, Chris Williams, Jeffrey Housenbold, Michael Cohen, Ronen Stauber, and Steven Winograd, alleging generally that defendants have improperly stripped CEOC of prized assets, have wrongfully affected a release of a CEC parental guarantee of CEOC debt and have committed other wrongs. Among other things, UMB Bank has asked the court to appoint a receiver over CEOC and seeks accelerated discovery and an expedited trial on that receivership cause of action.  In addition to seeking appointment of a receiver over CEOC, the First Lien Lawsuit pleads claims for alleged fraudulent conveyances/transfers, insider preferences, illegal dividends, declaratory judgment (for breach of contract as regards to the parent guarantee and also as to certain covenants in the bond indenture), tortious interference with contract, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, usurpation of corporate opportunities, and unjust enrichment, and seeks monetary and equitable as well as declaratory relief. CAC and CGP LLC believe this lawsuit is without merit and will defend themselves vigorously. All of the defendants have moved to dismiss the lawsuit, and that motion has been fully briefed. In addition, this lawsuit has been automatically stayed with respect to CEOC during the Chapter 11 process and, pursuant to the Third Amended and Restated Restructuring Support and Forbearance Agreement, dated as of January 14, 2015 (the “RSA”), has been subject to a consensual stay for all parties since CEOC’s filing for Chapter 11. The consensual stay will expire upon the termination of the RSA.

On March 3, 2015, BOKF, N.A. filed a lawsuit (the "BOKF Lawsuit") against CEC in the United States District Court for the Southern District of New York in its capacity as successor indenture trustee for CEOC’s 12.75% Second-Priority Notes.  The plaintiff alleges that CEOC’s filing of a voluntary Chapter 11 bankruptcy petition on January 15, 2015 constituted an event of default under the relevant indenture that caused all principal and interest owed on the 12.75% Second-Priority Notes to become immediately due and payable; that a provision in the indenture pursuant to which CEC guaranteed CEOC’s obligations on the 12.75% Second-Priority Notes is valid, binding, and enforceable; and that CEC is indebted to BOKF, N.A. for all principal, interest, and other amounts due and owing on the 12.75% Second-Priority Notes. Based on these allegations, the plaintiff brings claims for the violation of the Trust Indenture Act of 1939, breach of contract, intentional interference with contractual relations, breach of the duty of good faith and fair dealing, and declaratory relief. CEC has not yet been served with process in this case. CAC and CGP LLC are not parties to this lawsuit. On March 12, 2015, CEOC filed an adversary proceeding requesting the bankruptcy court to issue an order staying this case as to all claims against all defendants.
We believe that the claims and demands described above against CAC and CGP LLC in the First Lien Lawsuit and Second Lien Lawsuit are without merit and intend to defend ourselves vigorously. For the First Lien Lawsuit and Second Lien Lawsuit, at the present time, we believe it is not probable that a material loss will result from the outcome of these matters. However, given the uncertainty of litigation, combined with the fact that the matters are each in their very preliminary stages and discovery has not yet progressed in any of them, we cannot provide assurance as to the outcome of these matters or of the range of potential losses should the matters ultimately be resolved against us. Should these matters ultimately be resolved through litigation outside of the financial restructuring of CEOC, which we believe these matters would likely be long and protracted, and were a court to find in favor of the claimants in the First Lien Lawsuit or the Second Lien Lawsuit, such determination could have a material adverse effect on our business, financial condition, results of operations, and cash flows.
National Retirement Fund
In January 2015, the National Retirement Fund (“NRF”), a multi-employer defined benefit pension plan, voted to expel Caesars Entertainment and its participating subsidiaries (“CEC Group”) from the plan. NRF claims that CEOC’s bankruptcy presents an “actuarial risk” to the plan because, depending on the outcome of the bankruptcy proceeding, Caesars Entertainment might no longer be liable to the plan for any partial or complete withdrawal liability. NRF has advised the CEC Group that its expulsion has triggered withdrawal liability with a present value of approximately $360 million, payable in 80 quarterly payments of about $6 million. Caesars Entertainment vigorously disputes NRF’s legal and contractual authority to take such action and will challenge NRF’s actions in the appropriate legal forums. Certain employees at a laundry facility in Las Vegas owned by CGP LLC are participants in this pension plan.
Other Matters
In recent years, governmental authorities have been increasingly focused on anti-money laundering ("AML") policies and procedures, with a particular focus on the gaming industry. As an example, a major gaming company recently settled a U.S. Attorney investigation into its AML practices. On October 11, 2013, a subsidiary of CEC received a letter from the Financial Crimes Enforcement Network of the United States Department of the Treasury ("FinCEN"), stating that FinCEN is investigating the Company’s subsidiary, Desert Palace, Inc. (the owner of Caesars Palace), for alleged violations of the Bank Secrecy Act to determine whether it is appropriate to assess a civil penalty and/or take additional enforcement action against Caesars Palace. CEC responded to FinCEN's letter on January 13, 2014. Additionally, CEC has been informed that a federal grand jury investigation regarding CEC’s anti-money laundering practices and procedures is ongoing. CEC is fully cooperating with both the FinCEN and grand jury investigations. Casino properties owned by subsidiaries of CGP LLC are managed by subsidiaries of CEC.
CAC and CGP LLC are party to ordinary and routine litigation incidental to CAC and CGP LLC's business. CAC and CGP LLC do not expect the outcome of any such litigation to have a material effect on CAC or CGP LLC's consolidated financial position, results of operations, or cash flows, as CAC and CGP LLC do not believe it is reasonably possible that CAC or CGP LLC will incur material losses as a result of such litigation.
Harrah's New Orleans Operating Agreement
Harrah’s New Orleans operates under a casino operating contract with the Rivergate Development Corporation, as amended and restated on various occasions. The term of the amended casino operating contract expired in July 2014 and automatically renewed for 10 years. As amended, the contract requires Harrah’s New Orleans to make minimum annual payments to the Louisiana Gaming Control Board ("Control Board") equal to the greater of 21.5% of gross gaming revenues from Harrah’s New Orleans in the applicable casino operating contract fiscal year or $60.0 million for each annual period beginning after April 1, 2002. In addition, Harrah’s New Orleans is required to pay an override on gross gaming revenues equal to (i) 1.5% of gross gaming revenues between $500.0 million and $700.0 million; (ii) 3.5% for gross gaming revenues between $700.0 million and $800.0 million; (iii) 5.5% for gross gaming revenues between $800.0 million and $900.0 million; and (iv) 7.5% for gross gaming revenues in excess of $900.0 million. For the year ended December 31, 2014 and the period from

October 22 through December 31, 2013, Harrah's New Orleans paid $72.6 million and $14.1 million, respectively, to the Louisiana Gaming Control Board.
Playtika Employment Agreements
In December 2011, a subsidiary of Caesars Interactive entered into employment agreements with certain selling shareholders of Playtika who had been managing Playtika both prior and subsequent to CIE’s May 2011 acquisition. Under these employment agreements, a subsidiary of Caesars Interactive agreed to pay $4.0 million in success bonuses; $2.0 million to each of two employees in the event that each employee is still employed 29 months from the commitment date of the employment agreement. If the employee’s employment is terminated without cause or terminated by the employee for good reason prior to the completion of the required 29 months of service, but after completion of service through July 1, 2013, each of the employees is entitled to receive 40% of this success bonus. These success bonuses were settled in 2014.
In addition, Caesars Interactive has remaining success bonuses payable to certain other Playtika employees of $1.1 million payable as of December 31, 2014. These success bonuses are dependent upon the receiving individuals still being employed on the dates that such bonuses become payable. Success bonuses are included in Accrued expenses in the Combined and Consolidated Balance Sheets with a charge to compensation expense over the required service period. The remaining success bonuses were settled in January 2015.
In June 2013, CGP LLC recognized compensation expense in connection with the resignation of a Playtika senior management member. This expense is included in Property, general, administrative and other in the Combined and Consolidated Statements of Operations.
Planet Hollywood Energy Services Agreement
Planet Hollywood’s predecessor entered into an Energy Services Agreement ("ESA") with Northwind Aladdin, LLC ("Northwind") on September 24, 1998, subject to five subsequent amendments. Under the terms of the amended ESA, Northwind is required to provide chilled water, hot water and emergency power to Planet Hollywood from a central utility plant for a term that expires February 29, 2020. Planet Hollywood recorded expenses of $3.0 million and $0.8 million during the year ended December 31, 2014 and the period from October 22 through December 31, 2013, respectively, which is included in Property, general, administrative and other expenses in the accompanying Combined and Consolidated Statements of Operations. As of December 31, 2014, Planet Hollywood had future minimum commitments and contingencies of $8.4 million related to the ESA.
Insurance Accruals
CGP LLC's properties are insured for workers’ compensation, property, general liability and other insurance coverage through Caesars Entertainment. See Note 19 — Related Party Transactions for additional information.
Planet Hollywood Participation and Servicing Agreement
In 2009, the predecessor of Planet Hollywood entered into an agreement to purchase a participation interest in certain mortgaged properties. Under the terms of this agreement, Planet Hollywood is required to pay the counterparty up to $5.6 million at the earlier of October 5, 2015, or on March 31 subsequent to the first year that such mortgaged properties generate a positive net cash flow in excess of a pre-determined minimum amount. The mortgaged properties have not and are not expected to generate a positive net cash flow in excess of this pre-determined minimum amount within the next calendar year, and the associated liability has been included in Deferred credits and other within the Combined and Consolidated Balance Sheets.
Entertainment Commitments
In July 2013, Planet Hollywood terminated its lease with a third-party in order to retake possession of the larger performance theater space in Planet Hollywood, recently rebranded as The AXIS at Planet Hollywood Resort & Casino. In connection with that transaction, Planet Hollywood refurbished the theater and entered into a two-year performance agreement with Britney Spears pursuant to which Ms. Spears has agreed to perform a total of 136 shows at The AXIS at Planet Hollywood Resort & Casino starting in December 2013. The performance agreement with Ms. Spears contains customary representations, warranties, covenants and agreements and exclusivity and non-compete provisions for similar transactions. Aggregate commitments under the lease termination agreement, amounts committed to refurbishing the theater and commitments under the performance agreement aggregate approximately $47.6 million through December 31, 2015.

Contingent Consideration and Contingently Issuable Non-voting Membership Units
CGP LLC expects it will have to pay additional consideration associated with its acquisitions and the Transactions as previously discussed in Note 11 —Fair Value Measurements.
Management Fees to Related Party
See Note 19 — Related Party Transactions for discussion of management fees to related party.
Uncertainties
Since 2009, Harrah’s New Orleans has undergone audits by state and local departments of revenue related to sales taxes on hotel rooms, parking and entertainment complimentaries. The periods that have been or are currently being audited are 2004 through 2013. In connection with these audits, certain periods have been paid under protest or are currently in various stages of litigation. As a result of these audits Harrah’s New Orleans has accrued $6.7 million and $4.7 million at December 31, 2014 and 2013, respectively.
Note 13 — Leases
CGP LLC leases both real estate and equipment used in its operations and classifies those leases as either operating or capital leases for accounting purposes. As of December 31, 2014 and 2013, CGP LLC had capital leases included in Land, property and equipment, net in the accompanying Combined and Consolidated Balance Sheets (see Note 7 — Debt). The remaining lives of its operating leases ranged from one to 84 years with various automatic extensions.
Rental expense associated with operating leases is charged to expense in the year incurred. Rental expense for operating leases and other month-to-month cancellable leases are included in Operating expenses in the Combined and Consolidated Statements of Operations and amounted to $67.1 million and $9.2 million for the year ended December 31, 2014 and the period from October 22 through December 31, 2013, respectively.
As of December 31, 2014, CGP LLC's future minimum rental commitments under its non-cancellable operating leases are as follows:

(In millions) Year	Non-cancellable Operating Leases
2015	$49.7
2016	48.3
2017	48.0
2018	47.9
2019	47.2
Thereafter	659.8
Total future minimum rental commitments	$900.9
See Note 19 — Related Party Transactions for discussion of related party lease agreements that are included in the table above.
Note 14 — Supplemental Cash Flow Information
The increase/(decrease) in cash and cash equivalents due to the changes in working capital accounts were as follows:

(In millions)	December 31, 2014	October 22, 2013 Through December 31, 2013
Receivables	$(21.4)	$(23.5)
Interest receivable from related party	(2.0)	9.8
Prepayments and other current assets	(2.5)	(3.7)
Accounts payable	3.4	(18.7)
Payable to related parties	31.4	18.6
Accrued expenses	22.1	21.9
Foreign tax payable	3.1	1.4
Net change in working capital accounts	$34.1	$5.8

     The following table reconciles Interest expense, net of interest capitalized, per the Combined and Consolidated Statements of Operations, to cash paid for interest:

(In millions)	December 31, 2014	October 22, 2013 Through December 31, 2013
Interest expense, net of interest capitalized	$172.9	$16.3
Adjustments to reconcile to cash paid for interest:
Net change in accruals	(31.0)	(4.4)
Debt Issuance costs and fees	(26.1)	—
Equitized intercompany loan interest	(3.6)	(1.9)
Prepaid bond interest	(0.6)	(0.2)
Net amortization of debt discounts and deferred finance charges	(16.9)	(4.8)
Change in fair value of derivatives	—	(0.1)
Capitalized interest	22.7	3.5
Cash paid for interest	$117.4	$8.4

Cash payments for income taxes, net	$44.6	$5.0
Non-cash investing activities during the year ended December 31, 2014 and the period from October 22 through December 31, 2013 include zero and $34.9 million, respectively, of purchases classified as Land, property and equipment, net which had corresponding liabilities in Accounts Payable in the Combined and Consolidated Balance Sheets as of December 31, 2014 and 2013, respectively.
On March 31, 2014, the related party promissory notes with Harrah's New Orleans and The Cromwell, including accrued interest, were settled for Harrah's New Orleans with CEOC and for The Cromwell with Caesars Entertainment. The settlement was accounted for as a net equity contribution in the amount of $139.9 million and is further described in Note 19 — Related Party Transactions.
Non-cash financing activities include (1) the issuance of non-voting shares to Caesars Entertainment in connection with the contribution of assets to CGP LLC by Caesars Entertainment; (2) $376.9 million related to the distribution of the CEOC bonds to CAC and CEC; (3) the automatic conversion of $47.7 million of convertible notes issued to Rock Gaming which were converted into 8,913 shares of Caesars Interactive common stock in November 2014; and (4) contribution of 521,218 CAC shares issued on October 21, 2014 valued at $4.8 million to CGP LLC pursuant to the Equity Plan. These shares were contributed to CGP LLC by CAC as an additional investment into CGP LLC and CGP LLC issued an equivalent number of voting units in CGP LLC and distributed those units to CAC.
On October 21, 2013, the aggregate fair market value of the subscription rights issued by Caesars Entertainment in the Transactions was restored to Caesars Entertainment through a return of senior notes previously issued by CEOC from CGP LLC. The amount of the restoration was approximately $21.1 million. See Note 1 — Description of Business and Summary of Significant Accounting Policies.
Note 15 — Stock-based Compensation and Employee Benefit Plans
A number of employee benefit programs are established for purposes of attracting, retaining and motivating employees. The following is a description of the basic components of these programs as of December 31, 2014.
Stock-based Compensation Plans
Caesars Entertainment grants stock-based compensation awards in Caesars Entertainment common stock to certain employees that work for the management companies of CGP LLC's casino properties under the Caesars 2012 Performance Incentive Plan. Caesars Entertainment’s allocated expense to CGP LLC associated with stock-based awards for the year ended December 31, 2014 and the period from October 22 through December 31, 2013 allocations were $1.3 million and $0.2 million.
Caesars Interactive grants stock-based compensation awards in Caesars Interactive common stock to its employees and service providers in accordance with the Plan, which is intended to promote the interests of Caesars Interactive and its shareholders by providing key employees, directors, service providers and consultants with an incentive to encourage their continued employment or service and improve the growth and profitability of Caesars Interactive.
During the first and third quarters of 2014, the HRC approved, and CIE offered, certain holders of vested options the ability to exercise their options and, immediately subsequent to exercise, sell those shares back to CIE, consistent with the terms of the Liquidity Plan. For the year ended December 31, 2014, cash paid under the Liquidity Plan for vested options and CIE shares owned by management totaled $28.6 million.

The following is a description of the components of these programs under both the Plan and also the Liquidity Plan as of December 31, 2014:
Stock Options and Warrants
Time-based stock options and warrants have been granted to employees and non-employees, and are subject to graded vesting periods ranging from four to seven years. Vesting is subject to the participant’s continued employment or service, through the applicable vesting date.
    Certain Caesars Interactive employees have been granted Caesars Interactive stock options, with vesting conditions associated with the legalization and implementation of online gaming in the U.S. These stock options and warrants vest based on conditions other than market, performance or service conditions and therefore have been recorded as liability-classified instruments and are measured at their fair value at each reporting date for accounting purposes. CGP LLC is recognizing the stock compensation expense associated with these awards over the 10-year contractual life of each of the awards.
    All warrants to Caesars Interactive non-employees and the majority of the stock options to employees and non-employees contain a call option, at a fixed amount, which is exercisable by Caesars Interactive. Since the embedded call feature is at a fixed price, the call feature could potentially result in a repurchase amount that is less than the fair value of the underlying shares. Therefore, these options and warrants are liability-classified instruments and are measured at fair value at each reporting date for accounting purposes. Prior to 2014, options without this call provision were equity-classified instruments and were measured at their fair value at the date of grant for accounting purposes. All unexercised options and warrants expire on the tenth anniversary of the grant date.
As described above, the HRC approved the Liquidity Plan to provide offers to repurchase certain awards and CIE shares from participants of the Plan. For accounting purposes, the provisions of the Liquidity Plan were deemed to modify the awards underlying the Plan. Effectively, CIE has determined to account for the subject stock options and warrants as if CIE has a conditional obligation to settle such options in cash at some future date pursuant to the Liquidity Plan. However, (i) the Liquidity Plan is fully at CIE's discretion, (ii) requires additional approval by the HRC for all future purchases and (iii) makes no commitment that any specific employees will be permitted to participate in future shares or deemed share purchases, if any. As a result of this modification, all outstanding options and warrants granted under the Plan were modified to be accounted for as liability-classified awards at December 31, 2014.
As of December 31, 2014, Caesars Interactive had 4,055 shares available for awards under the Plan. The following is a summary of Caesars Interactive’s stock option and warrant activity for the year ended December 31, 2014:

	Shares	Weighted Average Exercise Price	Fair Value (1)	Weighted Average Remaining Contractual Term (years)
Outstanding at December 31, 2013	17,015	$3,194.48	$1,124.81	7.3
Granted (employee time-based stock options)	1,135	$9,976.43	$4,717.02
Exercised (employee time-based stock options)	(3,822)	$1,649.71	$249.57
Canceled (employee time-based stock options)	(1,049)	$5,767.76	$2,764.01
Outstanding at December 31, 2014	13,279	$3,953.85	$1,616.01	6.8
Vested and expected to vest at December 31, 2014	12,581	$3,832.25	$1,544.87	6.7
Exercisable at December 31, 2014	6,920	$2,202.24	$547.75	5.1
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(1) Represents the average grant date fair value per option, using a Monte Carlo model.

When information is available, Caesars Interactive uses historical stock option and warrant holder behavioral data to estimate the option or warrant exercise and termination rates used in the option-pricing model. As CIE does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term, it was calculated through the Monte Carlo model assuming that the options and warrants will be disposed of either post-vesting but prior to a liquidity event, at the date of a liquidity event or after a liquidity event. Expected volatility was based on the historical volatility of the common stock of CIE’s competitor peer group for a period approximating the expected life. Caesars Interactive has no current intention to pay dividends on its common stock. The risk-free interest rate within the expected term was based on the U.S. Treasury yield curve in effect at the time of grant. Valuation assumptions for Caesars Interactive’s stock options and warrants for the indicated periods are presented below:

	Year Ended December 31, 2014	October 22, 2013 Through December 31, 2013
Expected range of volatility	46.48% - 56.77%	49.66 - 58.64%
Expected dividend yield	—%	—%
Expected range of term (in years)	2.41 - 7.09	2.32 - 7.25
Risk-free interest rate range	0.66% - 2.32%	0.55 - 2.51%
As of December 31, 2014, there was approximately $40.3 million of total unrecognized compensation expense related to Caesar Interactive’s stock options to employees and less than $0.1 million of total unrecognized compensation expense related to warrants to non-employees. As of December 31, 2014, this cost is expected to be recognized over a remaining average period of 2.6 years. For the year ended December 31, 2014 and for the period from October 22 through December 31, 2013, the compensation cost that has been charged against earnings for stock options and warrants was approximately $58.3 million and $16.6 million, respectively, which was included in Property, general, administrative and other in the Combined and Consolidated Statements of Operations.
The intrinsic value of outstanding, vested and expected to vest, and exercisable stock options and warrants totaled $115.2 million, $110.7 million, and $72.2 million, respectively at December 31, 2014. The total intrinsic value of stock options exercised under the provisions of both the Liquidity Plan and the Plan during the year ended December 31, 2014 was $26.7 million.
Restricted Shares and Restricted Stock Units
Certain key employees of a subsidiary of Caesars Interactive have been granted restricted shares which became fully vested during 2014.
On June 2, 2013, CIE entered into a binding memorandum of understanding (the "MOU") for the separation of employment of a senior management team member of a subsidiary of CIE. Under the MOU, this individual has agreed to forfeit his unvested options and exercise his vested options, and the Company has agreed to purchase from this individual, at an agreed upon price, the shares he acquires pursuant to the exercise of his options, plus previously owned Management Shares and restricted shares. As a result of the MOU, CGP LLC accounted for the anticipated repurchase of restricted shares as a modification, reclassified the award to a liability from equity, and recorded the award at the agreed-upon repurchase price, which approximated fair value at that date.
In June 2014, a final separation agreement was reached on terms substantially similar to the MOU with the exception of the requirement to purchase the employee's restricted stock. In the final separation agreement, the restricted shares vested but were not purchased.
Certain key Caesars Interactive employees were granted RSUs, which are subject to vesting periods ranging from two to seven years. For RSU awards subject to a seven-year vesting period, 25% of the award vests ratably over four years, 25% vests ratably over five years, 25% vests ratably over six years and 25% vests ratably over seven years. The remaining RSUs are subject to either cliff vesting, whereby 100% of the award vests once the service period has been met, or graded vesting, whereby the award vests ratably over the service period.
For the period from October 22 through December 31, 2013, restricted shares and RSUs were equity-classified instruments and were measured at their fair value at the date of grant for accounting purposes. As of December 31, 2014, restricted shares and RSUs were subject to the provisions of the Liquidity Plan as described above and were deemed modified in 2014. As a result of this modification, CIE reversed any previously recorded expense and recorded the restricted shares and RSUs at fair value at December 31, 2014. If a restricted share or RSU is not repurchased within six months and one day of vesting, the award will be reclassified to equity and CIE will no longer record the award at fair value.

The following is a summary of Caesars Interactive’s RSU and restricted shares activity for the year ended December 31, 2014:

	Shares	Fair Value	Weighted Average Remaining Contractual Term (years)
Outstanding (non-vested) at December 31, 2013	7,991	$3,852.75	4.3
Granted (RSUs)	1,209	$10,019.69
Vested	(3,794)	$4,496.67
Canceled (RSUs)	(310)	$6,368.06
Outstanding (non-vested) at December 31, 2014	5,096	$6,494.71	4.1
As of December 31, 2014, there was approximately $53.1 million of total unrecognized compensation cost related to RSUs and restricted shares, which is expected to be recognized over a remaining period of 4.1 years. For the year ended December 31, 2014 and for the period from October 22 through December 31, 2013, total compensation expense that was recorded in earnings for RSUs and restricted shares was approximately $28.4 million and $1.2 million, respectively, included in Property, general, administrative and other in the Combined and Consolidated Statements of Operations.
As of December 31, 2014, the total liability for awards under the Plan totaled $103.2 million, of which $15.0 million is included in Accrued expenses and $88.2 million is included in Deferred credits and other in the Consolidated Balance Sheets. As of December 31, 2013, the total liability for awards under the Plan was $39.7 million and was included in Deferred credits and other in the Consolidated Balance Sheets.
Management Shares
In January 2013, CIE offered to purchase a portion of the Management Shares owned by certain members of CIE management at a price of $5,221 per share. Aggregate consideration paid by Caesars Interactive for all shares purchased in the transaction amounted to $2.7 million.
In July 2013, CIE offered to purchase a portion of the Management Shares owned by certain members of CIE management at a price of $5,446 per share. Aggregate consideration paid by Caesars Interactive for all shares purchased in the transaction amounted to $7.2 million.
In February and August 2014, Caesars Interactive repurchased management shares and deemed held shares under the provisions of the Liquidity Plan at $8,000 and $10,710 per share, respectively. Aggregate consideration paid by Caesars Interactive under the Liquidity Plan total $28.6 million during the year ended December 31, 2014.
In January 2015, Caesars Interactive repurchased management shares and deemed held shares under the provisions of the Liquidity Plan at $12,630 per share. Aggregate consideration paid by Caesars Interactive under the Liquidity Plan in January 2015 totaled $24.3 million, of which $9.3 million related to management shares and $15.0 million related to deemed held shares for vested awards granted under the Plan.
Valuation of Caesars Interactive Common Stock
Caesars Interactive determines the value of its common stock in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (the "Practice Aid"). Valuations were determined with the assistance of a third-party valuation firm.
In performing these valuations, the valuation specialists considered the appropriate valuation methodology to use based on the stage of development of CIE at each valuation date, in accordance with the Practice Aid. The valuation specialists considered a number of significant valuation events including, but not limited to, voluntary redemptions of shares by management shareholders electing to redeem such shares, exercises of options by third-part investors to purchase shares of common stock, recent initial public offerings in the social and mobile gaming business unit, independent third-party valuations of the WSOP trade name and exclusive rights to host the WSOP tournaments and recent acquisitions.
Employee Benefit Plans
Caesars Entertainment maintains a defined contribution savings and retirement plan in which employees of the Company may participate. The plan, among other things, provides for pretax and after-tax contributions by employees. See Note 19 — Related Party Transactions for additional information regarding Employee Benefit Plans.

Multiemployer Benefit Plans
Certain employees of Caesars Entertainment are covered by union sponsored, collectively bargained, health and welfare multiemployer benefit plans. See Note 19 — Related Party Transactions for additional information regarding Multiemployer Benefit Plans.
Note 16 — Property, General, Administrative and Other
Property, general, administrative and other expense consisted of the following:

(In millions)	Year Ended December 31, 2014	October 22, 2013 Through December 31, 2013
Advertising	$116.4	$16.2
Payroll costs	115.9	19.3
Stock-based compensation	88.0	17.8
Research and development	60.1	7.8
Rental expense	54.8	6.9
Corporate allocations	52.8	13.6
License, franchise tax and other	41.8	6.1
Entertainment expense	34.9	3.9
Utilities	27.9	4.1
Acquisition and integration costs	17.4	14.7
Other	109.2	13.7
Total Property, general, administrative and other	$719.2	$124.1
Note 17 — Casino Promotional Allowances
The retail value of accommodations, food and beverage, and other services furnished to guests without charge is included in gross revenues and then deducted as Casino promotional allowances.
The estimated retail value of such Casino promotional allowances is included in Net revenues as follows:

(In millions)	Year Ended December 31, 2014	October 22, 2013 Through December 31, 2013
Food and beverage	$93.6	$16.1
Rooms	74.3	15.0
Other	11.7	2.5
Total Casino promotional allowances included in Net revenues	$179.6	$33.6
The estimated cost of providing such promotional allowances is included in Operating expenses as follows:

(In millions)	Year Ended December 31, 2014	October 22, 2013 Through December 31, 2013
Food and beverage	$61.4	$10.4
Rooms	26.3	5.4
Other	7.3	1.3
Total Casino promotional allowances included in Operating expenses	$95.0	$17.1
Note 18 — Write-downs, Reserves and Project Opening Costs, Net of Recoveries
Write-downs, reserves and project opening costs, net of recoveries include project opening costs, remediation costs, costs associated with efficiency projects, project write-offs, demolition costs and other non-routine transactions, net of recoveries of previously recorded non-routine reserves. The components of Write-downs, reserves and project opening costs, net of recoveries are as follows:

(In millions)	Year Ended December 31, 2014	October 22, 2013 Through December 31, 2013
Project opening costs	$34.1	$1.8
Remediation costs	9.3	0.9
Divestitures and abandonments (1)	6.0	1.3
Impairment	2.5	—
Efficiency projects	1.2	—
Other	—	(0.1)
Total Write-downs, reserves and project opening costs, net of recoveries	$53.1	$3.9
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(1) Divestitures and abandonments are primarily comprised of demolition costs related to projects in development.
Note 19 — Related Party Transactions
WSOP Trade Name
In 2009, Caesars Interactive acquired the WSOP trademarks and associated rights from CEOC for $15.0 million. At the same time, Caesars Interactive entered into a Trademark License Agreement with CEOC, pursuant to which CEOC acquired an exclusive, perpetual, royalty-free license to use the WSOP trademarks in connection with hosting the WSOP tournaments, operating WSOP branded poker rooms and selling certain WSOP branded retail items. This agreement remains in effect indefinitely, unless earlier terminated pursuant to the agreement’s terms.
In 2011, Caesars Interactive entered into a series of transactions pursuant to which Caesars Interactive effectively repurchased the exclusive rights to host the WSOP tournaments from CEOC for $20.5 million. The 2009 Trademark License Agreement remains in effect with respect to WSOP branded poker rooms and retail items, but the rights to host WSOP tournaments are owned by Caesars Interactive. As part of the 2011 transactions, Caesars Interactive entered into a Trademark License Agreement with CEOC pursuant to which Caesars Interactive granted CEOC the right to host the WSOP tournaments at the Rio Hotel in Las Vegas or at such other property agreed to by the parties, in exchange for a $2.0 million per year fee. Simultaneously, Caesars Interactive entered into a Circuit Event Agreement with CEOC pursuant to which Caesars Interactive granted CEOC the right to host a certain number of WSOP circuit events at various properties of CEOC for a price of $75,000 per event. Both agreements are in effect until September 1, 2016, unless earlier terminated pursuant to the agreements’ respective terms. Revenues under this agreement associated with the WSOP circuit events amounted to $1.7 million and $0.5 million for the year ended December 31, 2014 and the period from October 22 through December 31, 2013, respectively.
Cross Marketing and Trademark License Agreement
In 2011, Caesars Interactive entered into a Cross Marketing and Trademark License Agreement with Caesars World, Inc., Caesars License Company, LLC, Caesars Entertainment and CEOC. In addition to granting Caesars Interactive the exclusive rights to use various brands of Caesars Entertainment in connection with social and mobile games and online real money gaming in exchange for a 3% royalty, this agreement also provides that CEOC will provide certain marketing and promotional activities for Caesars Interactive, including participation in Caesars Entertainment’s Total Rewards loyalty program, and Caesars Interactive will provide certain marketing and promotional activities for Caesars Entertainment and CEOC. The agreement also provides for certain revenue share arrangements where Caesars Interactive pays CEOC for customer referrals. This agreement is in effect until December 31, 2026, unless earlier terminated pursuant to the agreement’s terms. For the year ended December 31, 2014 and the period from October 22 through December 31, 2013, Caesars Interactive paid $0.6 million and $0.2 million, respectively, pursuant to the terms of the Cross Marketing and Trademark License Agreement.
Cash Activity with Affiliates
Prior to the May 2014 purchase of these properties by CGPH, Harrah’s New Orleans, Bally’s Las Vegas, The Cromwell and The LINQ Hotel & Casino transferred cash in excess of operating requirements and regulatory needs to CEOC on a daily basis. Cash transfers from CEOC to these properties were also made based upon needs to fund daily operations, including accounts payable, payroll and capital expenditures. The net of these transfers is reflected in Net transfers to parent and affiliates in the Cash flows from operating activities section of the Combined and Consolidated Statements of Cash Flows and Transactions with parent and affiliates, net in the Combined and Consolidated Statements of Stockholders' Equity. Subsequent to the May 2014 purchase of these properties by CGPH, the transfers of cash in excess of operating requirements and regulatory needs to CEOC and cash transfers from CEOC to fund daily operations no longer occur.
Formation of Caesars Enterprise Services, LLC
Caesars Enterprise Services, LLC, a new services joint venture among CEOC, CERP, a subsidiary of Caesars Entertainment, and CGPH, (together the “Members” and each a “Member”) manages our Properties and provides us with access to Caesars Entertainment’s management expertise, intellectual property, back office services and Total Rewards loyalty program.

CES also employs personnel under each property’s corresponding property management agreement. Operating expenses are allocated to each Member with respect to their respective properties serviced by CES in accordance with historical allocation methodologies, subject to annual revisions and certain prefunding requirements. Corporate expenses that are not allocated to the properties directly are allocated by CES to CEOC, CERP, and CGPH according to their allocation percentages (initially 70.0%, 24.6% and 5.4% respectively), subject to annual review.
Omnibus License and Enterprise Services Agreement
On May 20, 2014, the Members entered into an Omnibus License and Enterprise Services Agreement (the “Omnibus Agreement”), which granted licenses to the Members and certain of their affiliates in connection with the implementation of CES. Initial contributions by the Members included a $22.5 million cash payment by CGP LLC on behalf of CGPH. Pursuant to a capital call during the fourth quarter of 2014, CGP LLC contributed an additional $0.1 million on behalf of CGPH. CGP LLC’s cash payments on behalf of CGPH resulted in an increase to CGP LLC’s investment in CGPH. Additionally, CGPH recognized a non-cash investment in CES. On October 1, 2014 and January 1, 2015, the Members transitioned certain executives and employees to CES and the services of such employees were available as part of CES’s provision of services to the Members and certain of their affiliates that own properties that require CES services under the Omnibus Agreement.
Under the Omnibus Agreement, CEOC, Caesars License Company, LLC (“CLC”), Caesars World, Inc. (“CWI”), CGPH and certain of their subsidiaries that granted CES a non-exclusive, irrevocable, world-wide, royalty-free license in and to all intellectual property owned or used by such licensors, including all intellectual property (a) currently used, or contemplated to be used, in connection with the properties owned by the Members and their respective affiliates, including any and all intellectual property related to the Total Rewards program, and (b) necessary for the provision of services contemplated by the Omnibus Agreement and by the applicable management agreement for any such property (collectively, the “Enterprise Assets”).
CES granted to the properties owned or controlled by the Members, and their respective affiliates, non-exclusive licenses to the Enterprise Assets. CES granted to CEOC, CLC, CWI, CGPH and the properties owned or controlled by the Members licenses to any intellectual property that CES develops or acquires in the future that is not a derivative of the intellectual property licensed to it. CES also granted to CEOC, CLC, CWI and CGPH a non-exclusive license to intellectual property specific to the properties controlled by CGPH, CERP and their subsidiaries for any uses consistent with the uses made by CEOC, CLC, and CWI with respect to such intellectual property prior to the date of the Omnibus Agreement.
Allocated General Corporate Expenses
Prior to the May 2014 transactions described in Note 1 — Description of Business and Summary of Significant Accounting Policies, Harrah’s New Orleans, Bally’s Las Vegas, The LINQ Hotel & Casino and The Cromwell functioned as part of the larger group of companies owned by CEC and its subsidiaries. Prior to the formation transaction on October 21, 2013, Planet Hollywood, CIE and Horseshoe Baltimore functioned as part of the larger group of companies owned by CEC and its subsidiaries. CEOC performed certain corporate overhead functions for these properties. These functions included, but were not limited to, payroll, accounting, risk management, tax, finance, recordkeeping, financial statement preparation and audit support, legal, treasury functions, regulatory compliance, insurance, information systems, office space and corporate and other centralized services. Costs associated with centralized services have been allocated based on a percentage of revenue, or on another basis (such as headcount), depending upon the nature of the general corporate expense being allocated.
Upon the completion of these transactions, CGP LLC entered into a management services agreement with CEOC pursuant to which CEOC and its subsidiaries provide certain services to CGP LLC and its subsidiaries. The agreement, among other things:

•
provides that CEOC and its subsidiaries provide (a) certain corporate services and back office support, including payroll, accounting, risk management, tax, finance, recordkeeping, financial statement preparation and audit support, legal, treasury functions, regulatory compliance, insurance, information systems, office space, corporate and other centralized services and (b) certain advisory and business management services, including developing business strategies, executing financing transactions and structuring acquisitions and joint ventures;

•	allows the parties to modify the terms and conditions of CEOC’s performance of any of the services and to request additional services from time to time; and

•	provides for payment of a service fee to CEOC in exchange for the provision of services, plus a margin of 10%.
In addition, the shared service agreements pursuant to which CEOC provides similar services to Planet Hollywood, Harrah’s New Orleans, Bally’s Las Vegas, The LINQ Hotel & Casino and The Cromwell that were in place prior to the transactions continued to remain in force. As discussed in Formation of Caesars Enterprise Services LLC above, these services were assumed by CES in 2014.
The Combined and Consolidated Statements of Operations reflects an allocation of both expenses incurred in connection with these shared services agreements and directly billed expenses incurred through Caesars Entertainment, CEOC and CES. General corporate expenses have been allocated based on a percentage of revenue, or on another basis (such as headcount), depending upon the nature of the general corporate expense being allocated. CGP LLC recorded allocated general corporate expenses (including at times a 10% surcharge) and directly billed expenses totaling $110.4 million and $18.4 million for the year ended December 31, 2014 and for the period from October 22 through December 31, 2013, respectively. The net payable balances for allocated and directly billed expenses are recorded in Payables to related party in the Combined and Consolidated Balance Sheets for the periods presented.
These allocations of general corporate expenses may not reflect the expense CGP LLC would have incurred if it were a stand-alone company nor are they necessarily indicative of CGP LLC's future costs. Management believes the assumptions and methodologies used in the allocation of general corporate expenses from Caesars Entertainment, CEOC and CES are reasonable. Given the nature of these costs, it is not practicable for CGP LLC to estimate what these costs would have been on a stand-alone basis.
Contingently Issuable Non-voting Membership Units
In connection with the Transactions, CGP LLC recorded a liability of $167.8 million representing the fair value of additional non-voting membership units contingently issuable to Caesars Entertainment during 2016. The contingently issuable non-voting membership units' fair value is based upon a multiple of EBITDA for a specified portion of CIE's social and mobile games earnings for the calendar year 2015 in excess of a predetermined threshold and includes a maximum payout threshold. The fair value of the contingently issuable non-voting membership units at December 31, 2014 and 2013 was $345.2 million and $306.5 million, respectively.
Management Fees
Harrah’s New Orleans, The LINQ Hotel & Casino, Bally’s Las Vegas and The Cromwell Management Fees
The Property Managers are wholly-owned indirect subsidiaries of CEOC, and prior to the assignment of each respective management agreement to CES as of October 1, 2014, managed the operations of Harrah’s New Orleans, The LINQ Hotel & Casino, Bally’s Las Vegas and The Cromwell. Fees paid to the Property Managers for such services include a base management fee calculated at 2.0% of adjusted gross operating revenue plus net casino wins, and an incentive fee calculated at 5.0% of EBITDA less the base management fee. For the year ended December 31, 2014 the fees were $14.5 million. These fees were included in Management fees to related parties in the Combined and Consolidated Statements of Operations. As of December 31, 2014, the payable balance related to these fees and recorded in Payables to related party in the Combined and Consolidated Balance Sheets was $0.9 million.
In May 2014, CGPH purchased a 50% interest in the management fee revenues of the Property Managers for $138.0 million, recognized as a long-term prepaid asset included in Prepaid management fees to related party in the Combined and Consolidated Balance Sheets. The prepaid asset will be amortized over 15 years, which represents the term of the related management contracts. During the year ended December 31, 2014, CGP LLC recorded amortization in the amount of $6.1 million, which is included in Management fees to related parties in the Combined and Consolidated Statements of Operations. Additionally, during the year ended December 31, 2014, CGP LLC received 50% of the management fees paid in the amount of $7.2 million, which is included in Management fees to related parties in the Combined and Consolidated Statements of Operations.
Planet Hollywood and Baltimore Management Fees
PHW Manager is a wholly-owned subsidiary of CEOC, and prior to the assignment of the management agreement to CES as of October 1, 2014, managed the operations of Planet Hollywood. Fees paid to PHW Manager for such services include a base management fee calculated at 3.0% of adjusted gross operating revenue plus net casino wins, and an incentive fee calculated at 4.5% of EBITDA less the base management fee. For the year ended December 31, 2014 and the period from October 22 through December 31, 2013, the fees were $18.4 million and $3.6 million, respectively. These fees were included in Management fees to related parties in the Combined and Consolidated Statements of Operations. As of December 31, 2014 and 2013, the payable balances related to these fees and recorded in Payables to related party in the Combined and Consolidated Balance Sheets were $0.6 million and $1.6 million, respectively.
Caesars Baltimore Management Company LLC ("CBMC"), a wholly-owned subsidiary of CEOC, manages the operations of the Horseshoe Baltimore. Fees paid to CBMC for such services include a base management fee calculated at 2.0% of adjusted gross operating revenue plus net casino wins, and an incentive fee calculated at 5.0% of EBITDA less the base management fee. The Horseshoe Baltimore completed construction and commenced operations in August 2014. For the year ended December 31, 2014 and the period from October 22 through December 31, 2013, the fees were $3.5 million and zero, respectively. These fees were included in Management fees to related parties in the Combined and Consolidated Statements of Operations. As of December 31, 2014 and 2013, the payable balances related to these fees and recorded in Payables to related party in the Combined and Consolidated Balance Sheets were $0.9 million and zero, respectively.

On October 21, 2013, CGP LLC purchased a 50% interest in the management fee revenues of PHW Manager and CBMC, which holds a management agreement to manage the Horseshoe Baltimore (see Note 1 — Description of Business and Summary of Significant Accounting Policies) for $90 million, recognized as long-term prepaid assets included in Prepaid management fees to related party in the Combined and Consolidated Balance Sheets. The majority of the prepaid assets totaling$70 million is related to Planet Hollywood and will be amortized over 35 years, which represents the term of the related management contract. The remaining $20 million, related to the Maryland Joint Venture, will be amortized over 15 years, which represents the term of the related management contract. For the year ended December 31, 2014 and the period from October 22 through December 31, 2013, CGP LLC recorded amortization in the amount of $2.5 million and $0.4 million, respectively, which is included in Management fees to related parties in the Combined and Consolidated Statements of Operations.
Additionally, for the year ended December 31, 2014 and the period from October 22 through December 31, 2013, CGP LLC received 50% of the Planet Hollywood management fee paid in the amount of $9.4 million and $1.8 million, respectively, which is included in Management fees to related parties in the Combined and Consolidated Statements of Operations. For the year ended December 31, 2014, CGP LLC received 50% of the Horseshoe Baltimore management fee paid in the amount of $1.3 million, which is included in Management fees to related parties in the Combined and Consolidated Statements of Operations.
Share-based Payments to Non-employees of CAC or CGP LLC
On April 9, 2014, the CAC’s Board of Directors approved the CAC Equity-Based Compensation Plan for CEC Employees for officers and employees of CEC and its subsidiaries, as well as certain other individual consultants and advisers of the Company and its subsidiaries (the "Equity Plan"). CEC will administer the Equity Plan. Under the Equity Plan, CEC is authorized to grant stock options, stock appreciation rights, stock bonuses, restricted stock, performance stock, stock units, phantom stock, dividend equivalents, cash awards, rights to purchase or acquire shares or similar securities in the form of or with a value related to our Common Stock to officers, employees, directors, individual consultants and advisers of CEC and its subsidiaries. The Equity Plan will terminate ten years after approval by the Board. Subject to adjustments in connection with certain changes in capitalization, the maximum value of the shares of our Common Stock that may be delivered pursuant to awards under the Equity Plan is $25.0 million.
On May 8, 2014, CEC granted awards to officers, employees, directors, individual consultants and advisers of CEC and its subsidiaries in accordance with the Equity Plan to reward and provide incentive for services provided in their capacity, promote the success of CGP LLC, and more closely align the interests of such individuals with those of the stockholders of the Company. Awards under this plan vest one-third on each of October 21, 2014, 2015 and 2016. Expense associated with the vesting of such awards is recorded as management fee expense by CGP LLC, totaling $9.9 million for the year ended December 31, 2014. Upon issuance of shares pursuant to this plan, such shares will be contributed to CGP LLC by CAC as additional investment into that entity, at which time CGP LLC will settle its management fee obligation with CEC and its subsidiaries through a distribution of such shares to CEC. Also upon issuance of shares pursuant to this plan, CGP LLC will issue an equivalent number of voting units in CGP LLC and distribute those units to CAC. On October 21, 2014, 521,218 CAC shares valued at $4.8 million vested and were issued pursuant to the Equity Plan. These shares were contributed to CGP LLC by CAC as an additional investment into CGP LLC, at which time CGP LLC settled its management fee obligation with CEC and its subsidiaries through a distribution of such shares to CEC. Also upon issuance of these shares, CGP LLC issued an equivalent number of voting units in CGP LLC and distributed those units to CAC.
Use of Bally's, Harrah's, and LINQ Trademarks
Bally's Las Vegas and Harrah’s New Orleans have historically used the Bally’s and Harrah’s trademarks, which are owned by CEOC. CEOC has not historically charged a royalty fee for the use of these trademarks, and has not charged fees subsequent to the closing of the transactions described in Note 1 — Description of Business and Summary of Significant Accounting Policies. Accordingly, no such charges were recorded in the Combined and Consolidated Financial Statements. As discussed above, CGP LLC entered into a management agreement with CEOC in connection with the Acquired Properties Transaction and Harrah's Transaction, which among other services, includes the use of CEOC-owned trademarks. As discussed in Formation of Caesars Enterprise Services LLC above, these services were assumed by CES in 2014. The LINQ Hotel & Casino uses its trademark, which is owned by CLC, in connection with this agreement.
Long-term Debt to Related Party
Caesars Interactive has entered into an unsecured credit facility with Caesars Entertainment (the "Credit Facility") whereby Caesars Entertainment provided to Caesars Interactive unsecured intercompany loans as approved by Caesars Entertainment on an individual transaction basis. In connection with the May 2011 purchase of 51% of Playtika, the December 2011 purchase of the remaining 49% interest in Playtika and the December 2012 Buffalo Studios acquisition, Caesars Interactive borrowed $126.4 million for Playtika and $42.0 million for Buffalo Studios under the Credit Facility. The outstanding CIE balance on the Credit Facility as of December 31, 2014 and 2013, was $39.8 million for both periods. No principal payments are required under the Credit Facility until its maturity date of November 29, 2016. The unsecured intercompany loans bear interest on the unpaid principal amounts at a rate per annum equal to LIBOR plus 5%. For the year ended December 31, 2014 and the period from October 22 through December 31, 2013, CGP LLC recorded $2.1 million and $0.4 million, respectively, of interest expense associated with this debt. The Credit Facility does not have any restrictive or affirmative covenants.
The Cromwell and Harrah's New Orleans Promissory Notes
In November 2013, The Cromwell entered into a $15.5 million unsecured promissory note, payable to Caesars Entertainment and bearing interest at 11%, which was included in Long-term debt to related party in the Combined and Consolidated Balance Sheets. Interest was to be accrued semi-annually in June and December. There were no financial covenants required under the note.
In December 2002, Harrah's New Orleans entered into a $123.7 million unsecured promissory note, payable on demand to CEOC bearing interest at 8% with no scheduled repayment terms, which was included in Long-term debt to related party in the Combined and Consolidated Balance Sheets. There were no financial covenants required under the note. Any amount of principal and interest not paid when due bore additional interest at 2%. Accrued interest was settled on a monthly basis with charges to transactions with parents and affiliates, net.
On March 31, 2014, all existing related party debt, including accrued interest, was settled for The Cromwell with Caesars Entertainment and for Harrah's New Orleans with CEOC. The settlement was accounted for as a net equity contribution in the amount of $139.9 million.
Insurance Accruals
The CGP LLC properties are insured for workers’ compensation, property, general liability and other insurance coverage through Caesars Entertainment and are charged premiums by Caesars Entertainment based on claims activity. CGP LLC is self-insured for employee health, dental, vision and other insurance and its insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims. In estimating these reserves, historical loss experience and judgments about the expected levels of costs per claim are considered. These claims are accounted for based on actuarial estimates of the undiscounted claims, including those claims incurred but not reported. The use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these highly judgmental accruals and was believed to be reasonable. CGP LLC regularly monitors the potential for changes in estimates, evaluates its insurance accruals, and adjusts its recorded provisions. As of December 31, 2014 and 2013, $3.9 million and $5.0 million, respectively, was accrued to cover insurance claims and is included in Accrued expenses in the accompanying Combined and Consolidated Balance Sheets.
Employee Benefit Plans
Caesars Entertainment maintains a defined contribution savings and retirement plan in which employees of CGP LLC may participate. The plan, among other things, provides for pretax and after-tax contributions by employees. Under the plan, participating employees may elect to contribute up to 50% of their eligible earnings, provided that participants who are designated as highly compensated will have their contributions limited to ensure the plan does not discriminate in their favor. In April 2012, Caesars Entertainment reinstated a limited employer match. CGP LLC’s reimbursement for Caesars Entertainment’s contribution expense for the year ended December 31, 2014 and the period from October 22 through December 31, 2013 was $2.1 million and $0.1 million, respectively.
Caesars Entertainment also maintains deferred compensation plans, stock-option plans and an executive supplemental savings plan under which certain employees of CGP LLC may defer a portion of their compensation. The expenses charged by Caesars Entertainment to CGP LLC are included in Property, general, administrative and other in the Combined and Consolidated Statements of Operations.
Multiemployer Benefit Plans
Certain employees of Caesars Entertainment are covered by union sponsored, collectively bargained, health and welfare multiemployer benefit plans. CGP LLC's reimbursement for Caesars Entertainment’s contributions and charges for these plans was $30.2 million and $5.7 million for the year ended December 31, 2014 and the period from October 22 through December 31, 2013, respectively. These expenses are included in Property, general, administrative and other in the Combined and Consolidated Statements of Operations.
Equity Incentive Awards
Caesars Entertainment maintains equity incentive award plans in which employees of CGP LLC may participate. Caesars Entertainment allocates an appropriate amount of cost for these awards to each subsidiary where employees participate. For the year ended December 31, 2014 and the period from October 22 through December 31, 2013, allocations were $1.3 million and $0.2 million.

Lease Agreements
On April 25, 2011, The LINQ Hotel & Casino entered into an agreement pursuant to which it will lease a land parcel from Caesars LINQ LLC ("The LINQ"), an indirect wholly-owned subsidiary of Caesars Entertainment, under an operating lease with an expiration date of April 25, 2026. The land parcel is utilized by The LINQ Hotel & Casino for gaming and other space. Pursuant to the terms of the agreement, The LINQ Hotel & Casino is required to pay The LINQ rent of approximately $1.3 million per month beginning on January 1, 2014, totaling $15.0 million for the year ended December 31, 2014.
Bally’s Las Vegas leases land to JGB Vegas Retail Lessee, LLC ("JGB Lessee") under a ground lease that commences rent payments on the earlier of the Opening Date as defined in the Ground Lease as amended or February 28, 2015 and includes annual base rents with annual escalations as well as an annual percentage of revenue payable should JGB Lessee revenues exceed a Breakpoint as defined in the lease agreement, which is paid on a monthly basis. GB Investor, LLC, a wholly-owned subsidiary of Caesars Entertainment, has an approximate 10% ownership interest in JGB Lessee. Monthly revenues of $0.4 million from the ground lease are currently being recognized straight-line over the term of the lease starting in December 2013 upon transfer of rights to the property and are included in Other revenue in the Combined and Consolidated Statements of Operations and Comprehensive Income/(Loss).
Payables to Related Party
In connection with the July 2013 execution of the Baltimore Credit Facility, Caesars Baltimore and the other joint venture partners each provide, on a several and not joint basis, a completion guarantee with respect to the Baltimore Development, which guarantees completion of the construction of the Baltimore Development, availability of contemplated working capital and the discharge, bonding or insuring over of certain liens in connection with the Baltimore Development. The maximum liability of Caesars Baltimore under its completion guarantee is approximately $9.1 million as of December 31, 2014, which Caesars Baltimore received from CEOC. The guarantee is recorded as Payables to related parties and Restricted cash on the Combined and Consolidated Balance Sheets of CGP LLC (see Note 7 — Debt for additional information regarding the Baltimore Credit Facility).
Investments in Notes and Interest Receivable from Related Party
CGP LLC's Investments in notes from related party consists solely of senior notes previously issued by CEOC which were acquired by Caesars Entertainment in transactions unrelated to the Transactions. On May 5, 2014, CGP LLC entered into a note purchase agreement to sell a portion of its CEOC Notes back to CEOC at fair market value. On July 29, 2014, CGP LLC received $451.9 million of consideration (including $3.8 million for interest) in connection with the CEOC Notes purchase transaction and recognized a gain of $99.4 million.
On August 6, 2014, CGP LLC effectuated a distribution of its 5.75% and 6.50% CEOC Notes as a dividend to its members, pro-rata based upon each member’s ownership percentage in CGP LLC (the "Notes Distribution"). Immediately prior to the Notes Distribution, CGP LLC recorded an impairment charge of $63.5 million to release losses that had been accumulated in Accumulated other comprehensive income, given that CGP LLC would not recover its amortized cost basis in the CEOC Notes.
During the year ended December 31, 2013, all investments in notes from related party are classified as available-for-sale and are recorded as non-current assets.
The face value and fair value of the investment in related party notes as of December 31, 2013 are summarized below:

(In millions) Maturity	Stated Interest Rate	Face Value at December 31, 2013	Fair Value at December 31, 2013
June 1, 2015	5.625%	$427.3	$425.7
June 1, 2016	6.50%	324.5	251.4
October 1, 2017	5.75%	357.7	254.5
Total		$1,109.5	$931.6
Investments included in the Combined and Consolidated Balance Sheets are summarized as follows:

(In millions)	December 31, 2013
Amortized cost	$698.0
Unrealized gains recorded in accumulated other comprehensive income	233.6
Fair value of investments in notes from related party	$931.6

For the year ended December 31, 2014, interest income from related parties includes $38.8 million of income based on the stated interest rate and $80.4 million of accretion of discount.
For the period from October 22 through December 31, 2013, interest income from related parties includes $12.7 million of income based on the stated interest rate and $23.1 million of accretion of discount.
Rock Gaming, LLC
Rock Gaming holds approximately 10.8% and 5.0% of Caesars Interactive’s outstanding common stock as of December 31, 2014 and 2013, respectively. CGP LLC entered into an agreement with Rock Gaming to develop an entertainment facility in the City of Baltimore and CGP LLC issued $47.7 million convertible notes to Rock Gaming that were convertible into approximately 8,913 shares of Caesars Interactive common stock. As the notes were expected to be converted into equity, both promissory notes were classified as long-term in CGP LLC's Combined and Consolidated Balance Sheets at December 31, 2013. The promissory notes automatically converted into shares of CIE common stock in November 2014 (see Note 9 — Equity and Non-controlling Interests).
Proposed Merger of CAC with CEC
On December 21, 2014, the Company and CEC entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, CAC will merge with and into CEC, with CEC as the surviving company (the “Merger”) as discussed in Note 1 — Description of Business and Summary of Significant Accounting Policies.
Note 20 — Subsequent Events
CEOC Bankruptcy
CEOC is a majority owned subsidiary of Caesars Entertainment and its casinos account for approximately two million square feet of gaming space, 40,000 slot machines, and 15,000 hotel rooms. CEOC owns and operates 19 casinos in the United States and nine internationally, most of which are located in England. In addition to owning and operating its own properties, CEOC managed six casinos for CGP LLC and nine casinos for unrelated third parties. Effective October 2014, all of CGP LLC's properties are managed by CES, other than Horseshoe Baltimore.
On January 15, 2015 (the “Petition Date”), CEOC and certain of its U.S. subsidiaries (the “Debtors”) voluntarily filed for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Illinois in Chicago (the “Bankruptcy Court”). The Debtors will continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court. Caesars Entertainment, CERP, the Company and CGP LLC are separate entities with independent capital structures and have not filed for bankruptcy relief. In addition, all Caesars Entertainment properties, including those owned by CEOC, are continuing to operate in the ordinary course.